Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

AMONG

1G ACQUISITIONS, LLC,

1ST GLOBAL, INC.,

1ST GLOBAL INSURANCE SERVICES, INC.,

THE SELLERS NAMED HEREIN,

THE JOINDER SELLERS,

SAB REPRESENTATIVE, LLC, AS THE SELLERS’ REPRESENTATIVE,

AND

BLUCORA, INC., AS GUARANTOR SOLELY FOR THE PURPOSES OF SECTION 6.21

HEREOF

DATED AS OF MARCH 18, 2019

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	17
1.3	Other Definitional and Interpretive Matters	19

Article II PURCHASE AND SALE OF THE STOCK AND 1ST GLOBAL INSURANCE STOCK; CONSIDERATION; CLOSING		21
2.1	Purchase and Sale of the Stock and 1st Global Insurance Stock; Allocation of Consideration; Cancellation of Options and SARs	21
2.2	Consideration	23
2.3	Payment of Purchase Price; Indebtedness; Transaction Expenses; Escrow Funds	23
2.4	Purchase Price Adjustment	23
2.5	Closing Date	26
2.6	Sellers and the Company’s Deliveries on the Closing Date	27
2.7	Buyer’s Deliveries on the Closing Date	28
2.8	Compensatory Payments	29
2.9	Withholding	29

Article III REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS		30
3.1	Organization and Good Standing	30
3.2	Authorization of Agreement	30
3.3	Conflicts; Consents of Third Parties	30
3.4	Ownership and Transfer of Stock and 1st Global Insurance Stock	31
3.5	Litigation	31
3.6	Financial Advisors	31

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES		31
4.1	Organization and Good Standing	32
4.2	Authorization of Agreement	32
4.3	Conflicts; Consents of Third Parties	32
4.4	Capitalization	33
4.5	Subsidiaries	34
4.6	Corporate Records	35
4.7	Financial Statements	36
4.8	No Undisclosed Liabilities	37
4.9	Absence of Certain Developments	37
4.10	Taxes	37
4.11	Real Property	40
4.12	Tangible Personal Property	43
4.13	Intellectual Property	43
4.14	Material Contracts	47
4.15	Employee and Labor Matters; Benefits Plans	50

4.16	Litigation	54
4.17	Compliance with Laws	54
4.18	Environmental Matters	55
4.19	Insurance	56
4.20	Accounts and Notes Receivable and Payable	56
4.21	Related Party Transactions	57
4.22	Banks; Power of Attorney	57
4.23	Immigration	57
4.24	FCPA; Anti-Corruption; Anti-Bribery Laws; and Anti-Money Laundering; Trade Regulations	58
4.25	Customers; Advisors; and Providers	58
4.26	Financial Advisors	59
4.27	Full Disclosure	60
4.28	Data Room; No Other Representations or Warranties	60

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		60
5.1	Organization and Good Standing	60
5.2	Authorization of Agreement	60
5.3	Conflicts; Consents of Third Parties	61
5.4	Litigation	61
5.5	Investment Intention	61
5.6	Financial Advisors	61
5.7	R&W Insurance	61
5.8	Sufficiency of Funds	62
5.9	No Other Representations	62

Article VI COVENANTS		62
6.1	Access to Information; Confidentiality	62
6.2	Conduct of the Business Pending the Closing	63
6.3	Consents and Approval	66
6.4	No Shop	66
6.5	Transactions with Related Persons	67
6.6	Notification of Certain Matters	67
6.7	Indebtedness	68
6.8	Insurance Matters	68
6.9	Non-Competition; Non-Solicitation; Confidentiality	68
6.10	Preservation of Records	71
6.11	Publicity	71
6.12	Releases.	72
6.13	HSR	73
6.14	FINRA Approval	73
6.15	Financing	74
6.16	Customer Approvals	75
6.17	Joinders	76
6.18	Significant Providers	76
6.19	FINRA Notices	76
6.20	Guarantee	76

6.21	R&W Insurance Policy	77
6.22	Employee Benefit Matters	78
6.23	Further Assurances	78
6.24	Directors’ and Officers’ Insurance	78

Article VII CONDITIONS TO CLOSING AND TERMINATION		78
7.1	Conditions Precedent to Obligations of Buyer	78
7.2	Conditions Precedent to Obligations of Sellers and the Company	80
7.3	Termination of Agreement	81
7.4	Procedure Upon Termination	82
7.5	Effect of Termination	82

Article VIII INDEMNIFICATION AND TAX MATTERS		82
8.1	Survival of Representations, Warranties and Covenants	82
8.2	Indemnification	83
8.3	Indemnification Procedures	85
8.4	Other Indemnification Provisions	87
8.5	Indemnity Payments	89
8.6	Exclusive Remedies	89
8.7	Tax Matters	90
8.8	Tax Treatment of Indemnity Payments	93

Article IX MISCELLANEOUS		94
9.1	Expenses	94
9.2	Specific Performance	94
9.3	Submission to Jurisdiction; Consent to Service of Process	94
9.4	Entire Agreement; Amendments and Waivers	94
9.5	Governing Law	95
9.6	Notices	95
9.7	Severability	95
9.8	Binding Effect; Assignment	95
9.9	Non-Recourse	96
9.10	Counterparts	96
9.11	Waiver of Jury Trial	96
9.12	Sellers’ Representative	96
9.13	Legal Representation	98

Exhibits

Exhibit A – Form of FIRPTA Certificate

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Acknowledgment, Joinder and Release

Exhibit D – Pro Rata Share

Exhibit E – Working Capital Principles

Exhibit F – R&W Insurance Binder

Exhibit G – Form of Negative Consent Notice

Exhibit H – Transaction Bonuses

Schedule I – Assets Under Administration

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of March 18, 2019 is being entered into by and among 1G Acquisitions, LLC, a Delaware limited liability company (“Buyer”), 1st Global, Inc., a Texas corporation (the “Company”), 1st Global Insurance Services, Inc., a Texas corporation (“1st Global Insurance”), the stockholders of the Company and 1st Global Insurance set forth on the signature pages hereto and those stockholders of the Company executing Joinders after the date hereof (each, a “Seller” and collectively, the “Sellers”), SAB Representative, LLC, a Texas limited liability company, as the representative of the Sellers (the “Sellers’ Representative”), and Blucora, Inc. (“Parent”), the indirect parent of Buyer, solely for the purposes of Section 6.21 (Guarantee) hereof.

RECITALS

WHEREAS, as of the date hereof, the Company owns (a) 100% of the issued and outstanding stock of 1st Partners & Co., Inc., a Delaware corporation (“1st Partners”); (b) 100% of the issued and outstanding stock of 1st Global Advisors, Inc., a Texas corporation (“1st Global Advisors”); (c) 100% of the issued and outstanding stock of 1st Global Capital Corp., a Delaware corporation (“1st Global Capital”); (d) 100% of the issued and outstanding stock of 1st Global Retirement Services, Inc., a Texas corporation (“1st Global Retirement”); (e) 100% of the issued and outstanding stock of 1st Global Consulting, Inc., a Texas corporation (“1st Global Consulting”); and (f) 100% of the issued and outstanding stock of 1st Global Ventures, Inc., a Texas corporation (“1st Global Ventures”, and collectively with 1st Partners, 1st Global Advisors, 1st Global Capital, 1st Global Retirement, 1st Global Consulting, and 1st Global Insurance, the “Subsidiaries” and each individually, a “Subsidiary”);

WHEREAS, Stephen A. Batman, one of the Sellers, owns 100% of the issued and outstanding stock of 1st Global Insurance (“1st Global Insurance Stock”);

WHEREAS, the Sellers executing this Agreement as of the date hereof own 100% of the issued and outstanding Class A Common Stock of the Company and 18.9544% of the issued and outstanding Class B Common Stock of the Company and it is currently contemplated that prior to Closing the Joinder Sellers will execute Joinders (as hereinafter defined) to this Agreement so that the Sellers executing this Agreement will own 100% of the outstanding Class A Common Stock of the Company and 100% of the issued and outstanding Class B Common Stock of the Company;

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller all of the shares of Stock and 1st Global Insurance Stock held by such Seller (such Seller’s “Purchased Shares”), upon the terms contained in this Agreement;

WHEREAS, the Persons identified as “Optionholders” on Schedule 4.4(b) (collectively, the “Optionholders” and, each, an “Optionholder”) collectively own all of the Options, which as of the date hereof consists of Options to acquire up to 80,000 shares of Class B Stock on the terms and conditions provided in the agreements evidencing such Options;

WHEREAS, the Persons identified as “SARs Holders” on Schedule 4.4(b) (collectively, the “SARs Holders” and, each, a “SARs Holder”) collectively own all of the SARs, which as of the date hereof consists of SARs to acquire up to 2,605,635 shares of Class B Stock on the terms and conditions provided in the agreements evidencing such SARs;

WHEREAS, Buyer, Sellers and the Company desire to cause all Options and SARs to be canceled in exchange for the consideration set forth herein;

WHEREAS, Parent has agreed to execute this Agreement solely for the purposes of guaranteeing the obligations of Buyer prior to the Closing Date as set forth in Section 6.21 hereof; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Amount” means, without double counting, an amount, which may be a positive or negative number, equal to the sum of (a) the Final Closing Working Capital minus the Estimated Closing Working Capital, (b) the Final Closing Debt Amount minus the Estimated Closing Debt Amount, and (c) the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Adjustment Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $500,000.

“Adjustment Escrow Funds” means all funds then held in the Adjustment Escrow Account (which funds shall include the Adjustment Escrow Amount, any interest earned thereupon, and less any distributions from the Adjustment Escrow Account).

“Advisory Contract” means any existing investment advisory, sub-advisory, investment management, trust or similar agreement between the Company or any Subsidiary and any Customer of the Company or any Subsidiary.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, including any spouse of such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” means any applicable antitrust and competition Law, including the HSR Act.

“Assets Under Administration” means, as of any date of determination, the aggregate value of assets (expressed in US Dollars) of any Person held on the Company’s or any Subsidiaries’ National Financial Services LLC’s platform for which the Company or any of the Subsidiaries are, as of the date of determination, the adviser, broker-dealer, or agent of record (the “NFS Platform”), excluding the aggregate value of certain assets or categories of assets (expressed in US Dollars) as set forth on Schedule I hereto; provided that in determining Assets Under Administration, the aggregate value of assets will be included regardless of account status or account size but excluding from such determination the value of any assets where the adviser, broker-dealer or agent of record had prior to such date of determination indicated an intent, sent in writing to the Company or any of the Subsidiaries, or received verbally by the Knowledge Group, to cease its relationship with the Company or any of the Subsidiaries. Notwithstanding the foregoing, the calculation of Assets Under Administration shall also include the value of any assets that are attributable to or under the management of the departing adviser, broker-dealer or agent of record that is departing above if the adviser, broker-dealer or agent of record has contractually agreed (or the Assets Under Administration cannot be transferred due to the nature of the adviser’s, broker-dealer’s or agent of record’s departure) that such Assets Under Administration attributable to or under the management of the departing advisor, broker-dealer or agent of record shall remain with the Company or any of its Subsidiaries following the departure of the adviser, broker-dealer or agent of record from the Company or any of its Subsidiaries. Additionally, for purposes of determining Assets Under Administration as of the Closing Determination Date, the value of any assets attributable to an adviser, broker-dealer or agent of record joining the Company or any of its Subsidiaries shall be included in the calculation of Assets Under Administration as of the Closing Determination Date if such individual has contracted, in writing, to join the Company or its Subsidiaries and the proposed assets to be included in the calculation have been verified by supporting commission statements and statements of assets under administration on such adviser’s, broker-dealer’s or agent of record’s existing platform.

“Assets Under Management” means, as of any date of determination, the aggregate value of assets (expressed in US Dollars) of any Person held on the Company’s or any Subsidiaries’ brokerage platform for which the Company or any of the Subsidiaries provides continuous and regular investment management services pursuant to an Advisory Contract.

“Assignment Requirements” means, with respect to any Advisory Contract, the consents and approvals required under applicable Law to effect, as applicable, (i) the assignment or continuation of such Advisory Contract in connection with the transactions contemplated by this Agreement, and/or (ii) a change of control of the adviser, sub-adviser, investment manager, trustee or similar such party in connection with the transactions contemplated by this Agreement, and, with respect to any BD Contract or Insurance Arrangement, any similar regulatory or contractual requirement.

“BD Contract” means any existing customer or similar agreement with any Customer to which the Company or any Subsidiary is a party at the date hereof.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Dallas is closed.

“Cash” shall mean, as of the date of determination, the aggregate amount of all cash as determined in accordance with GAAP and calculated net of outstanding checks and wires in transit that have been issued or initiated by the Company or any of the Subsidiaries but that have not yet cleared and calculated to include, solely with respect to amounts due and payable, any wires in transit and checks available for deposit for the account of the Company or any of the Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Class B Stock” means the Class B Common Stock of the Company.

“Closing Debt Amount” means, as of the Effective Time, the aggregate amount of all Indebtedness of the Company and the Subsidiaries.

“Closing Determination Date” means the end of a trading day immediately preceding a determination date to be mutually agreed upon between the Sellers’ Representative and Buyer, which determination date shall in no event be earlier than five (5) Business Days prior to the anticipated Closing Date.

“Closing Working Capital” means, as of the Effective Time and calculated on a consolidated basis, (a) all current assets of the Company and the Subsidiaries, less (b) all current liabilities of the Company and the Subsidiaries, in each case determined in accordance with GAAP and using the accounts identified on, with each account calculated consistent with the policies, procedures and methodologies set forth in Exhibit E.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property owned by the Company or the Subsidiaries.

“Company Privacy Policy” means each written external or internal, present privacy policy or written privacy- or security-related representation, obligation or promise of the Company or any of the Subsidiaries related to their business, including any such policy, representation, obligation, or promise relating to: (a) the privacy of users of any website or service operated by or on behalf of the Company or the Subsidiaries; or (b) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personally Identifiable Information.

“Company Technology” means all Technology owned by the Company or the Subsidiaries.

“Confidential Information” means any information with respect to the Company and/or the Subsidiaries or any member thereof, including, methods of operation, products, Technology, inventions, Trade Secrets, commercial secrets, know-how, Software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement.

“Consent” means a Customer consent, or a consent relating to an Insurance Arrangement, sought under Section 6.16.

“Contract” means any contract, agreement, commitment, indenture, note, bond, mortgage, charge, loan, instrument, lease, sublease, agreement to lease, occupancy agreement, license, purchase order, service agreement, bill of lading, sales order or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, and all amendments or modifications thereto.

“Customer” means, with respect to the Company or any of the Subsidiaries, any Person for which the Company or any of its Subsidiaries provides financial, advisory, investment adviser, manager, sub-adviser, sub-manager, investment or broker and/or dealer services or acts in another similar capacity pursuant to a Customer Contract.

“Data Protection Laws” means all data protection Laws and industry standards pertaining to the protection of “Personally Identifiable Information.”

“DOL” means the U.S. Department of Labor.

“Employee” means any individual who is an employee – whether by contract, common law or otherwise – of the Company or any the Subsidiaries on the date hereof.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA or other analogous Law), hazardous materials or waste materials of any kind, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA or other analogous Law), hazardous materials or waste materials of any kind, those Laws relating to the Release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA or other analogous Law), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251

et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of any and all members of the Company and the Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be considered as a single employer with any of the Company and the Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, either currently or within the six (6) year period preceding the date of this Agreement.

“Escrow Agent” means Wells Fargo, N.A.

“Escrow Amount” means the sum of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Special Escrow Amount.

“Escrow Funds” means the Indemnity Escrow Funds, the Adjustment Escrow Funds and the Special Escrow Funds.

“Financing” means any debt financing received by Buyer in connection with the transaction contemplated hereby pursuant to which a lender has agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein.

“Financing Information” means the financial statements required by Section 4.7(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Former Employee” means any individual who was employed by the Company or any Subsidiary – whether by contract, common law or otherwise – but who is no longer so employed on the date hereof.

“Founder Seller” means Stephen A. Batman.

“Fraud” means an intentional misrepresentation or omission, or a misrepresentation or omission made with reckless disregard or indifference, that would constitute common law fraud under Delaware law.

“Fully Diluted Shares” means the sum of (a) the aggregate number of shares of Stock outstanding as of immediately prior to the Closing (taking into account any redemptions which may have occurred pursuant to Section 6.17 hereof), plus (b) the aggregate number of shares of 1st Global Insurance Stock outstanding as of immediately prior to the Closing, plus (c) the aggregate number of shares of Class B Stock issuable in respect of all of the Options outstanding as of immediately prior to the Closing (assuming, in each case, all such Options were exercised in full, without regard to vesting or any other restriction upon exercise), plus (d) the aggregate number of shares of Class B Stock issuable in respect of all of the SARs outstanding as of immediately prior to the Closing (assuming, in each case, all such SARs were exercised in full, without regard to vesting or any other restriction upon exercise).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (organization and good standing), 3.2 (authorization of agreement), 3.4 (ownership and transfer of stock and 1st Global Insurance Stock), 3.6 (financial advisors), 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (capitalization), 4.5 (subsidiaries), 4.10 (taxes), the first sentence of 4.12 (title to tangible personal property), the first sentence of 4.13(b) (title to intellectual property), 4.21(a) (related party transactions), 4.26 (financial advisors), 5.1 (organization and good standing), 5.2 (authorization of agreement), and 5.6 (financial advisors).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Government Contract” means any Contract, including any individual task order, delivery order, shipping order or blanket purchase agreement, between (a) any of the Company and the Subsidiaries, on the one hand, and any Governmental Body, on the other hand, or (b) the Company and the Subsidiaries and any prime contractor, higher tier subcontractor, or reseller to any Governmental Body, by which any of the Company and the Subsidiaries agrees to provide goods or services that will ultimately be delivered to or otherwise benefit such Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal) or Taxing Authority under or for the account of any of the foregoing; or (d) with respect to any specified Person, any arbitrator who has the authority to render a binding decision on such Person that may be enforced in a court of competent jurisdiction.

“Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IC Representative” means each Person who is registered or licensed as a registered representative, investment adviser representative, insurance broker, insurance agent, producer, distributor or other Persons who market, produce or service the Insurance Arrangements, sales person, formal manager or supervisor of the foregoing, or equivalent person of the Company or any Subsidiary as of the date hereof.

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situated on, in, under, over or forming part of any real property.

“Incentive Plan” means the 1st Global, Inc. 2000 Stock Option Plan, originally effective September 11, 2000, as amended and restated effective as of September 7, 2010.

“Indebtedness” of any Person means, without duplication, (a) the unpaid principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable for (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to the repossession or sale of such property) (but excluding, as applicable, trade accounts payable and other accrued current Liabilities to the extent taken into account in calculating Closing Working Capital, other than the current Liability portion of any indebtedness for borrowed money); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP (it being understood that the leases disclosed in Schedule 4.11(a) shall not be required to be capitalized); (d) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (g) all obligations from deferred compensation arrangements (other than deferred compensation arrangements paid for by the Buyer or the Parent in connection with, or in contemplation of, this Agreement or the transactions contemplated hereby at Closing or prior to Closing); (h) all obligations under surety bonds; (i) all obligations of the type referred to in clauses (a) through (h) of any Persons, the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (j) all obligations of the type referred to in clauses (a) through (i) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Notwithstanding the foregoing, Indebtedness shall not include any Liability to the extent such Liability was already taken into account in calculating either Closing Working Capital or Transaction Expenses, as the case may be.

“Indemnity Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means $900,000.

“Indemnity Escrow Funds” means all funds then held in the Indemnity Escrow Account (which funds shall include the Indemnity Escrow Amount, any interest earned thereupon, and less any distributions from the Indemnity Escrow Account).

“Independent Contractor” means a Person providing services to the Company or any the Subsidiary on the date hereof who is not an Employee.

“Insurance Arrangements” means any insurance or annuity policy and similar contract, together with all binders, slips, certificates, endorsements and riders thereto issued or entered into, and any brokerage or similar agreement or arrangement existing at the date hereof with any Person to which the Company or any Subsidiaries have agreed provide services and has received or may receive (or its IC Representatives may receive) commissions and/or other fees or payments, in each case, in connection with the business conducted by the Company or any of its Subsidiaries, including 1st Global Insurance, as of the date hereof.

“Intellectual Property” means any right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) Internet domain names; (d) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (e) trade secrets (“Trade Secrets”); and (f) other intellectual property rights arising from or relating to Technology.

“Intellectual Property Licenses” means (a) any grant by any of the Company or the Subsidiaries to another Person of any right relating to or under Intellectual Property and (b) any grant by another Person to the Company or any of the Subsidiaries of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Joinder Sellers” means any stockholder of the Company that executes a Joinder prior to the Closing.

“Knowledge” means, with respect to any Person (other than the Company or any Subsidiary) that is not an individual, the knowledge after due inquiry of any of such Person’s directors, managers and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry; provided, however, that “Knowledge of the Company” shall mean the knowledge of Stephen A. Batman, David Knoch, Michael Pagano, Everett P. Stewart, Jr., Judith Knudsen and John D. Bellando after due inquiry.

“Knowledge Group” means Stephen A. Batman, David Knoch, Michael Pagano, Everett P. Stewart, Jr., Judith Knudsen and John D. Bellando.

“Law” shall mean any federal, state, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), claim or counterclaim, hearing, investigation, audit or examination commenced, brought, conducted or heard by or before (or, in the case of threatened proceedings, that would be commenced, brought, conducted or heard by or before) any Governmental Body.

“Liability” means any debt, Loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any lease in the nature thereof, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Material Adverse Effect” means any change, development, event, or occurrence that has, had or would reasonably be expected to have, a material and adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or prevents or materially delays the Company’s or any of the Sellers’ ability to perform its obligations hereunder; provided, however, no change, development, event, effect or occurrence shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, development, event, or occurrence directly or indirectly arises out of, is attributable to or results from:

(i) Changes in general economic conditions;

(ii) Changes in conditions in the financial markets, credit markets or capital markets of the United States or any other country or region in the world but only to the extent any such market materially impacts a product or product offering then included within the portfolio of products then being offered or sold by the Company and any of the Subsidiaries or materially impacts an asset or assets included within the Company’s Assets Under Administration;

(iii) changes in general conditions in the industry or industries in which the Company and the Subsidiaries operate or conduct business;

(iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

(v) compliance with the terms of, or the taking of any action required to be taken pursuant to this Agreement, or the failure to take any action prohibited by this Agreement, including actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated hereby;

(vi) the announcement of this Agreement; or

(vii) any actions taken, or failure to take action, in each case, to which Buyer in writing expressly approved, consented to, or requested;

provided, further, that in connection with any change, occurrence, development or event set forth in the foregoing clauses (i)-(vii) the determination whether there has been or is a Material Adverse Effect shall take into effect the extent the impact of such change, occurrence, development or event on the business, assets, financial condition or results of operations of the Company and the Subsidiaries; it being understood that a Material Adverse Effect shall only be deemed to have occurred if the change, development, event or occurrence is disproportionately adverse in relation to others in the industry or industries in which the Company and the Subsidiaries operate, but taking into account the different fee structure model of the Company and the Subsidiaries’ when compared to others in the industry or industries.

The items set forth in clauses (i) through (viii) above, including the preceding paragraph, are referred to herein as the “MAE Exclusions”.

“Officer Seller” means David Knoch, Michael Pagano and Everett P. Stewart, Jr.

“Open Source Software” means Software that is licensed under any open source license that grants users the rights to modify and distribute the Software to anyone and for any purpose.

“Option” means a nonqualified option to purchase one share of Class B Stock granted pursuant to the Incentive Plan.

“Option Amount” means, for any Option outstanding as of immediately prior to the Closing, (a) the Per Share Amount minus (b) the exercise price per share of such Option that would have been paid to the Company by the Optionholder in respect of such Option had such Option been exercised in full immediately prior to the Closing, in each case, whether pursuant to the terms of the Incentive Plan or the applicable Option award agreement, and without regard to vesting or any other restriction upon exercise and assuming concurrent payment in full of the exercise price of such Option solely in cash.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

“Per Share Amount” means the quotient of (a) an amount equal to (i) the Closing Payment, plus (ii) the aggregate exercise price of all of the Options outstanding as of immediately prior to the Closing that would be paid had such Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such Option solely in cash, immediately prior to the Closing in accordance with the terms of the Incentive Plan and any other applicable Option award agreement of the Company as of the Effective Time pursuant to which such Options were issued), plus (iii) the aggregate exercise price of all of the SARs outstanding as of immediately prior to the Closing that would be paid had such SARs been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such SAR solely in cash, immediately prior to the Closing in accordance with the terms of the SARs Plan and any other applicable Option award agreement of the Company as of the Effective Time pursuant to which such SARs were issued) divided by (b) the number of Fully Diluted Shares.

“Permits” means any approvals, certifications, authorizations, consents, licenses, registrations, variances, permits, registrations or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’ and repairers’ Liens, in any case arising or incurred in the Ordinary Course of Business that are not yet due and payable, not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by any of the Company or the Subsidiaries of any Contract or Law; (c) restrictions on the transfer of securities arising under securities Laws or under stockholders or similar agreements which have been Made Available to Buyer; and (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body; provided that such regulations: (i) have not been violated; (ii) do not materially adversely affect the operation of the business of any of the Company or the Subsidiaries from such lands or the continued use of the real property to which they relate; and (iii) do not affect the marketability of the real property to which they relate; provided, however, that Permitted Exceptions shall also include Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation but only in reference to the representations made by the Company and the Sellers in Sections 4.11(b), 4.12(a), and 4.13(b) hereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personally Identifiable Information” means any information that directly or indirectly identifies or reasonably can be used to identify or locate an individual or device, including geolocation data, UIDs, email addresses and click stream data. For the avoidance of doubt, Personally Identifiable Information includes, but shall not be limited to, all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transactions Act and the Fair Credit Reporting Act, “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996, and “personal data” as defined under the EU General Data Protection Regulation.

“Plans” means (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by any of the Company or the Subsidiaries or for which any of the Company or the Subsidiaries have any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which any of the Company or the Subsidiaries or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Date or with respect to which any of the Company and the Subsidiaries or any ERISA Affiliate has any Liability.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Commitment” means any applicable Law, any rule of a self-regulatory organization with which the Company or any of the Subsidiaries are or was required to comply, any applicable published industry best practice or other standard with which the Company or any of the Subsidiaries is or was required to comply, and any applicable requirement contained in a Contract to which the Company or any of the Subsidiaries are a party or is otherwise bound, that: (a) pertains to (i) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personally Identifiable Information, or (ii) direct marketing to consumers or consumer protection; and (b) exists in any country in which the Company or any of the Subsidiaries are subject to the jurisdiction of that country’s courts.

“Pro Rata Share” means the percentage set forth next to such Seller’s or Optionholder’s name on Exhibit D.

“Proprietary Software” shall mean any Software owned by the Company or the Subsidiaries.

“Reference Date” shall mean January 1, 2013.

“Registered Intellectual Property” shall mean all Patents, all Copyrights, Marks and Internet domain name registrations that, in each case, are owned by any of the Company or the Subsidiaries and that are registered with the applicable government authority or governing body, together with any pending applications for any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Representative Fund” means the monies separately held by the Sellers’ Representative representing the Representative Fund Amount.

“Representative Fund Amount” means the amount of $500,000, which has been deposited with Sellers’ Representative as of the Closing.

“SARs” means a stock appreciation right to purchase one share of Class B Stock granted pursuant to the SARs Plan.

“SARs Amount” means, for any SAR outstanding as of immediately prior to the Closing, means (a) the Per Share Amount minus (b) the exercise price per share of such SAR that would have been paid to the Company by the SARs Holder in respect of such SAR had such SAR been exercised in full immediately prior to the Closing, in each case, whether pursuant to the terms of the Incentive Plan or the applicable SAR award agreement, and without regard to vesting or any other restriction upon exercise and assuming concurrent payment in full of the exercise price of such SAR solely in cash.

“SARs Plan” means the 1st Global, Inc. Stock Incentive Plan, originally effective January 23, 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the Shareholders’ Agreement of 1st Global, Inc., dated September 10, 2010, by and among the shareholders of the Company and the Company, as amended.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including user manuals and other training documentation related to any of the foregoing.

“Special Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Special Escrow Amount.

“Special Escrow Amount” means the amount set forth on Schedule 1.1.

“Special Escrow Funds” means all funds then held in the Special Escrow Account (which funds shall include the Special Escrow Amount, any interest earned thereupon, and less any distributions from the Special Escrow Account).

“Stock” means the Class A Common Stock and Class B Common Stock of the Company.

“subsidiary” means any Person of which (a) more than ten percent of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any of the Company and the Subsidiaries; or (b) any of the Company or the Subsidiaries are entitled, directly or indirectly, to appoint one or more Persons to serve on the board of directors or managers or comparable supervisory body of such Person.

“Target Closing Working Capital” means $3,000,000.

“Tax” or “Taxes” means (a) any and all domestic or foreign, federal, state, local or other taxes, levies, fees, imposts, or duties of any kind (together with any and all interest, fines, assessments, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including, without limitation (i) taxes with respect to income, franchises, windfall or other profits and gross receipts and (ii) real or personal property, sales, use, goods and services, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, branch, utility, severance, production, occupation, premium, workers’ compensation or net worth, capital gains and taxes in the nature of excise, withholding, ad valorem or value added whether disputed or not; and (b) any transferee liability or other obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person in respect of any items described in clause (a) of this definition.

“Tax Return” shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing with any Taxing Authority with respect to Taxes imposed upon, or attributable to, the operations of the business.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, Software, information, programming content and data, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transaction Expenses” means any (whether or not accrued, accelerated or deferred) fees, expenses, or other payments or obligations of the Sellers (for which the Company or any Subsidiary may be liable), the Company or any of the Subsidiaries (including those fees, expenses, payments and obligations incurred by any of the Company or the Subsidiaries on behalf of Sellers or Sellers’ Representative) arising from or in connection with the negotiation, preparation, execution, delivery, consummation and performance of this Agreement, the Seller Documents, the Company Documents, and any due diligence requests or activity related to the transactions contemplated hereby and thereby, including (a) all fees, costs and expenses incurred by the Company and the Subsidiaries in connection with the negotiation, preparation and execution of the this Agreement and the other agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, any financial advisors’, attorneys’, accountants’ and other professional fees and expenses, (b) any payments arising from those certain retention, severance, “stay,” sale, transaction or sign-on bonuses as well as any deferred compensation payable to Employees of any of the Company or any of the Subsidiaries to the extent set forth on Exhibit H, including the Company’s, any of the Subsidiaries’ or Sellers’ portion of employment and similar Taxes associated with such items, (c) any fees, expenses, break costs (including costs calculated based on difference in swap and current rates) payments or other costs related to the termination of any swap agreements, derivative transactions, or similar arrangements, (d) the Company’s and the Subsidiaries’ portion of any employment or payroll Taxes associated with the amounts payable in respect of Options (including payments related to the Option Cancellation Consideration or SARs Cancellation Consideration), and (e) the payment for and any costs related to obtaining the Tail Policy, in each case incurred or otherwise payable by the Company or any Subsidiary at, prior to or after the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Transaction Expenses shall not include any Liability to the extent the same was already taken into account in calculating either Closing Working Capital or Indebtedness, as the case may be.

“Transaction Tax Deductions” means any item of loss, credit, or deduction permitted to the Company or the Subsidiaries under applicable Law relating to, or arising from (i) any Transaction Expenses, (ii) the payment of Indebtedness (including any expense or loss recognized in connection with any unamortized capitalized expenses) outstanding immediately prior to the Closing, (iii) any bonus, severance or other compensatory payments that become payable by the Company or a Subsidiary solely as a result of the consummation of the transactions contemplated by this Agreement and all employment and withholding Taxes in respect of the foregoing, and (iv) any other deductible payments attributable to the transactions contemplated by this Agreement that are economically borne by the Sellers. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Transaction Expenses” means the amount of Transaction Expenses incurred but unpaid as of the Closing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
1st Global Advisors	Recitals
1st Global Capital	Recitals
1st Global Consulting	Recitals
1st Global Insurance	Preamble
1st Global Insurance Stock	Recitals
1st Global Retirement	Recitals
1st Global Ventures	Recitals
1st Partners	Recitals
Accounting Principles	2.4(a)
Acquisition Transaction	6.4(a)
Adjustment Statement	2.4(b)
Agreement	Preamble
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Buyer	Preamble
Buyer 401(k) Plan	6.22(a)
Buyer and Company Released Parties	6.11(b)
Buyer Documents	5.2
Buyer Indemnified Parties	8.2(a)
Buyer Party	9.13
Buyer’s Representatives	6.1
Claims	6.12(a)
Closing	2.5
Closing Payment	2.3(a)
Closing Common Share Payment	2.1(b)
Closing Date	2.5
Closing Option Payment	2.1(c)
Closing SARs Payment	2.1(d)
Company	Preamble
Company Database	4.13(o)
Company Documents	4.2
Company Permits	4.17(b)
Company Property	4.11(a)
Company Software	4.13(g)
Computer Systems	4.13(l)
Confidentiality Agreement	6.1
Deductible	8.4(a)
Effective Time	2.5
Escrow Agreement	2.6(h)

Estimated Closing Debt Amount	2.4(a)
Estimated Closing Statement	2.4(a)
Estimated Closing Working Capital	2.4(a)
Estimated Transaction Expenses	2.4(a)
FCPA	4.24(a)
Final Amounts	2.4(c)
Final Closing Debt Amount	2.4(c)
Final Closing Working Capital	2.4(c)
Final Transaction Expenses	2.4(c)
Financial Statements	4.7(a)
Financing Marketing Documents	6.15(b)(i)
FINRA Application	6.14
FINRA Approval	6.14
Foley	9.13
Founder Restricted Business	6.9(a)
Fundamental Cap	8.4(b)
General Cap	8.4(b)
General Survival Period	8.1
Government Official	4.24(a)
HSR Filing	6.13
Immigration Laws	4.23
Independent Accountant	2.4(c)
IP Licenses	4.13(e)
Joinders	Recitals
Landlord	4.11(a)
Loss or Losses	8.2(a)
Material Contracts	4.14(a)
Negative Consent Notice	6.16
Non-Signing Shareholders	Recitals
Occurrence Policies	6.8(a)
Officer and Seller Restricted Business	6.10(b)
Option Cancellation Consideration	2.1(c)
Optionholder	Recitals
Parent	Preamble
Payoff Letters	2.4(d)(i)
Personal Property Leases	4.12(b)
Pre-Closing Return	8.7(i)
Private Sector Counterparty	4.24(a)
Proposed Amounts	2.4(b)
Purchased Shares	Recitals
Purchase Price	2.2
R&W Exclusions	8.4(a)
R&W Insurance Policy	2.7(c)
R&W Insurance Provider	5.7
Real Property Lease	4.11(a)
Related Person or Related Persons	4.21

Representatives	6.4(a)
Restricted Business	6.9(a)
SARs Cancellation Consideration	2.1(d)
SARs Holder	Recitals
Seller or Sellers	Preamble
Seller 401(k) Plan	6.22(a)
Seller Documents	3.2
Seller Indemnified Parties	8.2(c)
Seller Releasing Parties	6.11(b)
Sellers’ Representative	Preamble
Significant Customer	4.25(a)
Significant Provider	4.25(c)
Special Survival Period	8.1
Straddle Period	8.7(b)
Subsidiary or Subsidiaries	Recitals
Subsidiary Interest	4.5
Survival Period	8.1
Tail Policy	6.8(b)
Tax Claim	8.7(c)(i)
Third-Party Claim	8.3(b)
Transaction Expense Statements	2.6(d)
Unresolved Claims	8.5

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference to “$” or “dollars” shall mean the legal tender of the United States.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules to Article III, Article IV and Article V shall be organized in parts corresponding to the numbering in such Articles with disclosures in each part specifically corresponding to or cross referencing a particular Section and subsection of such Articles. The disclosure of information on any Schedule will be deemed to be disclosed with respect to any other Schedule to the extent the applicability of such information is readily apparent on the face of such disclosure.

Gender and Number. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Except as otherwise expressly provided or unless the context otherwise requires, definitions shall be equally applicable to both the singular and plural forms of the terms defined.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Sections, Schedules, Annexes and Exhibits mean the Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Made Available.

The phrase “Made Available” means that an accurate and complete copy of the information or documents (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Buyer to download in reviewable format in the Project Shinbone folder on the electronic documentation site established by Intralinks, Inc. on behalf of the Company, the Subsidiaries and Sellers at least one (1) Business Day prior to the date of the execution of this Agreement.

The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arms-length negotiations. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

References. References herein (i) to the words “party” and “parties” shall refer to Buyer, the Parent, the Company, 1st Global Insurance, and Sellers; (ii) to all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; (iii) to Sections, Schedules, Annexes and Exhibits mean the Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement, (iv) to an agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, including by waiver or consent, (v) to a specific Law, or to specific provisions of Laws means such Law or specific provisions of Laws as amended, modified or supplemented from time to time and in effect on the date hereof and includes any successor comparable Laws in effect on the date hereof or provisions of Laws thereto in effect on the date hereof and any rules and regulations promulgated thereunder in effect on the date hereof,

(vi) to a list, or any like compilation, means that the item referred to is complete and correct, and (vii) to “any” means “any and all;” and (viii) to the word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits, Annexes, and Schedules attached hereto or incorporated by reference.

ARTICLE II

PURCHASE AND SALE OF THE STOCK AND 1ST GLOBAL INSURANCE STOCK; CONSIDERATION; CLOSING

2.1 Purchase and Sale of the Stock and 1st Global Insurance Stock; Allocation of Consideration; Cancellation of Options and SARs.

(a) Closing Payment. At the Closing, subject to the terms and conditions of this Agreement, each Seller severally shall sell, transfer, assign, and convey such Seller’s Purchased Shares to Buyer, free and clear of any and all Liens, and Buyer shall purchase, acquire and accept such Purchased Shares from each Seller, and Buyer shall pay to each Seller such Seller’s portion of the Closing Payment as described in Section 2.1(b). The “Closing Payment” shall be equal to the Purchase Price, as increased or decreased as provided below in Section 2.3.

(b) Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay or cause to be paid to each Seller an aggregate consideration for such Seller’s Purchased Shares in cash equal to, without duplication, the product of (A) the Per Share Amount multiplied by (B) the number of Purchased Shares being sold by such Seller hereunder (each such amount, a “Closing Common Share Payment”); provided that, if such Seller is a party to a promissory note listed on Schedule 2.1(b), such Seller’s Closing Common Share Payment shall be reduced to deduct the amount payable to the Company under such promissory note as of the Closing in full satisfaction of such Seller’s obligations under such promissory note (and the amount of such reduction shall be deemed to have been paid to such Seller). Each Seller shall also be entitled to receive, from time to time from and after the Closing Date, (x) the amount of such Seller’s Pro Rata Share with respect to such shares of Stock and 1st Global Insurance Stock of any payment made pursuant to Section 2.4(d)(ii) or Section 2.4(d)(iii) and (y) the amount of such Seller’s Pro Rata Share with respect to such shares of Stock and 1st Global Insurance Stock of the Escrow Funds (as the same may be adjusted pursuant to the terms hereof), in each case, if and when such amounts are payable pursuant to the terms of this Agreement.

(c) Subject to the terms and conditions of this Agreement, at the Closing, each outstanding Option shall be canceled, terminated, and shall be of no further force or effect and each Optionholder shall be entitled to receive (whether pursuant to the terms of the Incentive Plan or the applicable Option award agreement), as aggregate consideration for the cancellation of such Optionholder’s Options, without interest, an amount in cash equal to, without duplication, the positive sum of the Option Amounts applicable to each outstanding Option held by such Optionholder (which amount shall constitute part of the Closing Payment) (each such amount, a “Closing Option Payment”). From time to time from and after the Closing Date, each Optionholder shall also be entitled to receive an amount equal to (x) the amount of such Optionholder’s Pro Rata Share with respect to such canceled Options of any payment made pursuant to Section 2.4(d)(ii) or Section 2.4(d)(iii), and (y) the amount of such Optionholder’s Pro Rata Share with respect to such canceled Options of the Escrow Funds (as the same may be adjusted pursuant to the terms hereof), in each case, if and when such amounts are payable pursuant to the terms of this Agreement (such amounts collectively with the aggregate amount of the Closing Option Payments, the “Option Cancellation Consideration”). Upon termination of an Option, each applicable Optionholder shall have no further rights or obligations with respect to (i) such Option other than the payments set forth in this Section 2.1(c) or (ii) acquiring any equity securities of the Company in connection with such Option. At the Closing, Buyer shall pay or cause to be paid to the Company (on behalf of the Optionholders) the aggregate amount of Closing Option Payments due to all Optionholders (on an aggregated basis) pursuant to the terms of this Section 2.1(c). On or prior to the Closing, the board of directors of the Company shall take all action as may be reasonably necessary to terminate the Incentive Plan and any other or the applicable Option award agreement of the Company as of the Effective Time and effectuate the foregoing provisions of this Section 2.1(c). Notwithstanding anything in this Agreement to the contrary, any cash payments due to any Optionholder with respect to its Options pursuant to this Agreement (including such Optionholder’s Closing Option Payment and such Optionholder’s Pro Rata Share of the Adjustment Escrow Account, and/or the Indemnity Escrow Account) shall be paid by the Company through the payroll system of 1st Partners to the applicable Optionholder to whom such payments are to be made (and with respect to post-Closing Option Cancellation Consideration in proportion to such Optionholder’s Pro Rata Share), subject to any applicable deductions or withholding Taxes applicable to such individuals, which Taxes shall be remitted in a timely manner to the appropriate Taxing Authority. In addition, any discretionary employee transaction bonuses or any other similar payments identified as Transaction Expenses may be paid through the same process outlined in the immediately preceding sentence.

(d) Subject to the terms and conditions of this Agreement, at the Closing, each outstanding SAR shall be canceled, terminated, and shall be of no further force or effect and each SARs Holder shall be entitled to receive (whether pursuant to the terms of the SARs Plan or the applicable SARs award agreement), as aggregate consideration for the cancellation of such SARs Holder’s SARs, without interest, an amount in cash equal to, without duplication, the positive sum of the SARs Amounts applicable to each outstanding SAR held by such SARs Holder (which amount shall constitute part of the Closing Payment) (each such amount, a “Closing SARs Payment”). From time to time from and after the Closing Date, each SARs Holder shall also be entitled to receive an amount equal to (x) the amount of such SARs Holder’s Pro Rata Share with respect to such canceled SARs of any payment made pursuant to Section 2.4(d)(ii) or Section 2.4(d)(iii), and (y) the amount of such SARs Holder’s Pro Rata Share with respect to such canceled SARs of the Escrow Funds (as the same may be adjusted pursuant to the terms hereof), in each case, if and when such amounts are payable pursuant to the terms of this Agreement (such amounts collectively with the aggregate amount of the Closing SARs Payments, the “SARs Cancellation Consideration”). Upon termination of a SAR, each applicable SARs Holder shall have no further rights or obligations with respect to (i) such SAR other than the payments set forth in this Section 2.1(d) or (ii) acquiring any equity securities of the Company in connection with such SAR. At the Closing, Buyer shall pay or cause to be paid to the Company (on behalf of the SARs Holder) the aggregate amount of Closing SARs Payments due to all SARs Holder (on an aggregated basis) pursuant to the terms of this Section 2.1(d). On or prior to the Closing, the board of directors of the Company shall take all action as may be reasonably necessary to terminate the SARs Plan and any other or the applicable SARs award agreement of the Company as of the Effective Time and effectuate the foregoing provisions of this Section 2.1(d). Notwithstanding anything in this Agreement to the contrary, any cash payments due to any SARs Holder with respect to its SARs pursuant to this Agreement (including such SARs Holder’s Closing SARs Payment and such SARs Holder’s Pro Rata Share of the Adjustment Escrow Account, and/or the Indemnity Escrow Account) shall be paid by the Company through the payroll system of 1st Partners to the applicable SARs Holder to whom such payments are to be made (and with respect to post-Closing SARs Cancellation Consideration in proportion to such SARs Holder’s Pro Rata Share), subject to any applicable deductions or withholding Taxes applicable to such individuals, which Taxes shall be remitted in a timely manner to the appropriate Taxing Authority. In addition, any discretionary employee transaction bonuses or any other similar payments identified as Transaction Expenses may be paid through the same process outlined in the immediately preceding sentence.

2.2 Consideration. The aggregate consideration for the sale of the Purchased Shares, the cancellation of the Options and SARs, and the post-Closing covenants and agreements of Sellers set forth in this Agreement shall be an amount equal to $180,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.3(a) and Section 2.4.

2.3 Payment of Purchase Price; Indebtedness; Transaction Expenses; Escrow Funds.

(a) At the Closing, Buyer shall deliver to Sellers, by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative in writing not fewer than three (3) Business Days prior to the Closing Date, an amount equal to (i) the Purchase Price, plus (ii) the excess, if any, of Estimated Closing Working Capital over Target Closing Working Capital, minus (iii) the excess, if any, of Target Closing Working Capital over Estimated Closing Working Capital, minus (iv) the Estimated Closing Debt Amount, minus (v) the Estimated Transaction Expenses, minus (vi) the Escrow Amount minus (vii) the Representative Fund Amount (such remaining amount resulting from (i) – (vii), the “Closing Payment”).

(b) At the Closing, Buyer shall deliver, on behalf of the Company or the Subsidiaries, as applicable, to each payee identified in each Payoff Letter and Transaction Expense Statement the amount payable to such payee as set forth in such Payoff Letter or Transaction Expense Statement and reflected in the Estimated Closing Statement, in each case by wire transfer to an account designated by the applicable payee; provided, that in no event shall the aggregate of all amounts payable pursuant to this Section 2.3(b) exceed the amount equal to the Purchase Price as adjusted pursuant to Section 2.4(a), less the Escrow Funds.

(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

(d) At the Closing, Buyer shall deliver the Representative Fund Amount to Sellers’ Representative to be held in the Representative Fund.

2.4 Purchase Price Adjustment.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”), setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, the Company’s good faith estimate of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) the Closing Debt Amount (the “Estimated Closing Debt Amount”), (iii) Unpaid Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the resulting Closing Common

Share Payment, Closing Option Payment and Closing SARs payment to each Seller, Optionholder and SARs Holder, as applicable (taking into account and including the amount of any reduction with respect to such Seller’s promissory note, if any, contemplated by the proviso to the first sentence of Section 2.1(b)). Notwithstanding any input Buyer may have with respect to the amounts reflected in such written statement, no position or agreement made or taken by any of the parties with respect to the amounts reflected in such statement and/or such accompanying calculations shall preclude any such party from taking any other position or making any other argument with respect to the Adjustment Statement and/or accompanying calculations, as applicable. The Estimated Closing Statement is to be prepared in accordance with the principles set forth on Exhibit E and any applicable GAAP principles and the principles set forth therein.

(b) Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative, a written statement (the “Adjustment Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, Buyer’s calculation of (i) Closing Working Capital, (ii) the Closing Debt Amount, and (iii) Unpaid Transaction Expenses (collectively, the “Proposed Amounts”).

(c) The Adjustment Statement (and the computations of the Proposed Amounts indicated thereon) delivered by Buyer to Sellers’ Representative shall be deemed to be conclusive and binding upon the parties unless Sellers’ Representative, within forty-five (45) days after delivery to Sellers’ Representative of the Adjustment Statement, notifies Buyer in writing that Sellers dispute in good faith the calculation of specific line items set forth therein, specifying the nature of each individual disputed line item calculation and the basis therefor in reasonable detail. During such forty-five (45)-day period, Buyer and the Company will provide reasonable access during normal business hours upon reasonable advance notice to the Sellers’ Representative and its representatives: (i) to all records and work papers (or true and complete copies thereof) relating to the Company and the Subsidiaries and Buyer’s calculation of the Proposed Amounts that the Sellers’ Representative and its representatives reasonably request in reviewing the Adjustment Statement, and (ii) the time and good-faith and unencumbered efforts of any members of the Company’s management team that are then employed by Parent or any of its subsidiaries, that were involved in the creation of the Adjustment Statement, provided that such review and investigation shall not unreasonably disrupt Parent, the Company, the Subsidiaries or their Affiliates’ operations. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Adjustment Statement (and the computations of Proposed Amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be deemed to be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within fifteen (15) days after such notice is given by Sellers’ Representative to Buyer pursuant to this Section 2.4(c), then either party may submit the dispute to PricewaterhouseCoopers, or another nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Independent Accountant”) for resolution; provided, that if the parties are unable to agree on the selection of the Independent Accountant, Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall each select a nationally recognized independent accounting firm, which together shall appoint a third nationally recognized independent accounting firm to serve as the Independent Accountant, and such appointment shall be conclusive and binding on the parties. As promptly as practicable thereafter (and, in any event, within fifteen (15) days after the Independent Accountant’s engagement), Sellers’ Representative shall submit any unresolved disputes to the Independent Accountant in writing (with a copy to Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within fifteen (15) days following the Sellers’ Representative submission of such unresolved disputes), Buyer shall submit its response to the Independent Accountant (with a copy to the Sellers’ Representative) supported by any documents and arguments upon which it relies. As soon as practicable thereafter, the Independent Accountant shall render a decision based solely on the respective written presentations of Buyer and the Sellers’ Representative. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.4(c) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Buyer or Sellers’ Representative or less than the smallest value for such items claimed by either Buyer or Sellers’ Representative. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer, on the one hand, and the Sellers’ Representative, on behalf of the Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Sellers position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Sellers’ Representative, on behalf of the Sellers. Subject to Section 8.2(a)(v), the final, binding and conclusive calculation of Closing Working Capital, the Closing Debt Amount and Unpaid Transaction Expenses, based either upon agreement or deemed agreement by Buyer and Sellers or the written report delivered by the Independent Accountant, in each case, in accordance with this Section 2.4(c), will be the “Final Closing Working Capital”, “Final Closing Debt Amount”, or “Final Transaction Expenses” as the case may be (collectively, the “Final Amounts”), for all purposes of this Agreement.

(d) On the third (3rd) Business Day after the determination of the Final Amounts in accordance with this Section 2.4:

(i) If the Adjustment Amount is a negative amount, then an amount in dollars equal to the absolute value of such amount, shall, within three (3) Business Days from the date on which the Final Amounts are finally determined pursuant to this Section 2.4, be delivered to Buyer and/or its designee by wire transfer of immediately available funds to an account designated by Buyer from the Adjustment Escrow Account and Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent, pursuant to this Section 2.4(d)(i), to deliver the applicable amounts due to Buyer and, if there are any Adjustment Escrow Funds remaining after such delivery, deliver the same to (A) each Seller by wire transfer of immediately available funds in accordance with each Seller’s respective Pro Rata Share to such account or accounts designated by Sellers’ Representative, (B) to each Optionholder (through 1st Partners) in accordance with each Optionholder’s respective Pro Rata Share, and (C) to each SARs Holder (through 1st Partners), in accordance with each SARs Holder’s respective Pro Rata Share. The Company shall cause 1st Partners to pay each Optionholder and SARs Holder its Pro Rata Share of such Adjustment Amount, if any, through 1st Partners’ payroll system subject to applicable withholding obligations. If the Adjustment Escrow Amount is insufficient to pay the full Adjustment Amount to Buyer, Buyer, in its sole discretion, may receive the remaining Adjustment Amount from either (A) the Indemnity Escrow Funds and/or (B) the Special Escrow Funds. If Buyer elects to receive the remaining Adjustment Amount from the Indemnity Escrow Funds and/or the Special Escrow Funds, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the applicable amounts due to Buyer. No Seller shall have any obligation under this Section 2.4(d)(i) in excess of the Escrow Funds.

(ii) If the Adjustment Amount is a positive amount, then an amount in dollars equal to the absolute value of such amount, within three (3) Business Days from the date on which the Final Amounts are finally determined pursuant to this Section 2.4, be paid to (A) each Seller by wire transfer of immediately available funds in accordance with each Seller’s respective Pro Rata Share to such account or accounts designated by Sellers’ Representative, (B) to each Optionholder (through 1st Partners) in accordance with each Optionholder’s respective Pro Rata Share, and (C) to each SARs Holder (through 1st Partners), in accordance with each SARs Holder’s respective Pro Rata Share, an aggregate amount in cash equal to such positive Adjustment Amount. The Company shall cause 1st Partners to pay each Optionholder and SARs Holder its Pro Rata Share of such positive Adjustment Amount through 1st Partners’ payroll system subject to applicable withholding obligations. Within three (3) Business Days of the payments made in the prior sentence, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver all amounts from the Adjustment Escrow Account to (A) each Seller by wire transfer of immediately available funds in accordance with each Seller’s respective Pro Rata Share to such account or accounts designated by Sellers’ Representative, (B) each Optionholder (through 1st Partners) in accordance with each Optionholder’s respective Pro Rata Share, and (C) each SARs Holder (through 1st Partners), in accordance with each SARs Holder’s respective Pro Rata Share, an aggregate amount in cash equal to the Adjustment Escrow Amount. The Company shall cause 1st Partners to pay each Optionholder and SARs Holder its Pro Rata Share of such Adjustment Escrow Amount through 1st Partners’ payroll system subject to applicable withholding obligations.

(iii) If the absolute value of the Final Amounts are equal to the Closing Payment, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.4(d), and within three (3) Business Days from the date on which the Final Amounts are finally determined pursuant to this Section 2.4, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the applicable amounts from the Adjustment Escrow Account to (A) each Seller by wire transfer of immediately available funds in accordance with each Seller’s respective Pro Rata Share to such account or accounts designated by Sellers’ Representative, (B) each Optionholder (through 1st Partners) in accordance with each Optionholder’s respective Pro Rata Share, and (C) each SARs Holder (through 1st Partners), in accordance with each SARs Holder’s respective Pro Rata Share, an aggregate amount in cash equal to the Adjustment Escrow Amount. The Company shall cause 1st Partners to pay each Optionholder and SARs Holder its Pro Rata Share of such Adjustment Escrow Amount through 1st Partners’ payroll system subject to applicable withholding obligations.

2.5 Closing Date. The consummation of the purchase and sale of the Stock and 1st Global Insurance Stock provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, or via overnight courier, facsimile or portable document format (pdf), as agreed by the parties, at 10:00 a.m. (Dallas time) on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Buyer and the Sellers’ Representative (the “Closing Date”); provided, that the Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.6 Sellers and the Company’s Deliveries on the Closing Date. At or prior to the Closing, Sellers and the Company, as applicable, shall deliver to Buyer:

(a) a certificate signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, certifying to the effect that each of the conditions specified in Section 7.1(a)-(c) have been satisfied; provided, that with respect to Section 7.1(a), such officer, in his capacity as officer of the Company, shall only be required to certify as to the representations and warranties contained in Article IV;

(b) the original or any validly substituted certificate(s) from the each of the Sellers representing the Purchased Shares held by each Seller, duly endorsed in blank or accompanied by transfer powers and with all requisite signatures including those of any other party (including any spouse) holding any interest in the Purchased Shares, any transfer tax stamps attached and otherwise sufficient to transfer the Purchased Shares to Buyer or its designee, in each case, free and clear of any and all Liens other than Permitted Exceptions;

(c) duly executed certificates of non-foreign status of Sellers in form attached hereto as Exhibit A;

(d) (i) expense statements respecting all Estimated Transaction Expenses to be repaid as of the Closing (the “Transaction Expense Statements”), and (ii) customary payoff letters respecting the Estimated Closing Debt Amount, each in a form reasonably acceptable to Buyer and the Company (the “Payoff Letters”), providing for the release of any Liens (other than Permitted Exceptions) related thereto, to the assets of the Company and the Subsidiaries or to the Stock and 1st Global Insurance Stock, including UCC-3 termination statements or similar documents, with no continuing Liability to the Company and the Subsidiaries in connection therewith; and (iii) evidence which reasonably reflects that all Transaction Expenses have been satisfied (or will be satisfied at or promptly following Closing) with no further Liability to the Company or the Subsidiaries;

(e) a certificate dated as of the Closing Date, duly executed by the secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement on behalf of the Company; and (iii) true and complete attached copies of the Articles of Incorporation and By-laws or comparable organizational documents of the Company and each of the Subsidiaries;

(f) copies of the Articles of Incorporation (or equivalent document) of the Company and each of the Subsidiaries certified by the Texas Secretary of State or the Delaware Secretary of State or the relevant Government Authority, as applicable, as of a date not more than five (5) Business Days prior to the Closing Date;

(g) certificates of good standing (or comparable certificates) dated not more than five (5) Business Days prior to the Closing Date with respect to the Company and the Subsidiaries issued by the state of incorporation or formation of each such Person and each other jurisdiction in which the Company and the Subsidiaries are qualified to do business;

(h) an Escrow Agreement in form attached hereto as Exhibit B (the “Escrow Agreement”), duly executed by Sellers’ Representative;

(i) the consents listed on Schedule 2.6(i);

(j) all minute books, equity record books and organizational records of the Company and each of the Subsidiaries;

(k) written resignations, or proof of removal, of each of the officers and directors of the Company and the Subsidiaries listed on Schedule 2.6(k), each in a form and substance reasonably satisfactory to Buyer;

(l) evidence (including a copy) reasonably satisfactory to Buyer that the Tail Policy has been procured;

(m) evidence (in a form that Buyer reasonably requires) of the revocation of existing authorities given by the Company and the Subsidiaries to its banks for operation of its bank accounts and giving authority in favor of such persons as Buyer may nominate to operate such accounts;

(n) evidence reasonably satisfactory to Buyer (including any necessary third-party assignments) that the Company and the Subsidiaries own the domain names set forth next to each of the Company and the Subsidiaries’ names on Schedule 2.6(n);

(o) releases from each Optionholder (who remains an Optionholder immediately prior to the Closing) and SARs Holder (who remains a SARs Holder immediately prior to the Closing) for the cancellation and cash payment for the Options and SARs, respectively, in a form reasonably acceptable to Buyer; and

(p) such other documents, certificates and instruments reasonably necessary to effectuate the transactions described in this Agreement.

2.7 Buyer’s Deliveries on the Closing Date. At the Closing, in addition to the deliverables contemplated in Section 2.3, Buyer shall deliver, or cause to be delivered, the following items:

(a) to Sellers’ Representative, a certificate signed by Buyer, in form and substance reasonably satisfactory to Sellers’ Representative, dated the Closing Date, to the effect that each of the conditions specified in Sections 7.2(a)-(b) have been satisfied in all respects;

(b) to Sellers’ Representative and the Escrow Agent, a counterpart to the Escrow Agreement executed by Buyer;

(c) a duly executed binder, attaching the final form of “buyer’s” representations and warranties insurance policy from the R&W Insurance Provider (the “R&W Insurance Policy”), to be effective as of the Closing (which will be subject to the customary post-Closing conditions under R&W Insurance Policy binder), insuring Buyer for certain Losses due to breaches of representations and warranties of the Sellers and the Company under Article III and Article IV; and

(d) to Sellers’ Representative, such other documents, certificates and instruments reasonably necessary to effectuate the transactions described in this Agreement.

2.8 Compensatory Payments. Notwithstanding anything in this Agreement to the contrary, any payments that are compensatory in nature (including, for the avoidance of doubt, any Transaction Expenses) required to be made hereunder to an employee of the Company or the Subsidiaries shall in the first instance be made to the Company (or the Subsidiaries, successor or assignee, as applicable), so that the Company (or the Subsidiaries, successor or assignee, as applicable) may make such payment through the appropriate payroll account or process and net of any applicable Tax withholdings. For the avoidance of doubt, any payments due to any Optionholder or any SARs Holder pursuant to this Agreement shall be paid through 1st Partners’ or other designated payroll system to the applicable Optionholder and SARs Holder, in each case subject to any applicable deductions or withholding Taxes applicable to such individuals, which Taxes shall be remitted in a timely manner to the appropriate Taxing Authority.

2.9 Withholding. The parties hereto acknowledge that they do not expect any payment to the Founder Seller (or any Affiliate of the Founder Seller) pursuant to this Agreement to be subject to any deduction or withholding with respect to Taxes it being understood that if Buyer, the Company (or its payroll provider) or the Escrow Agent subsequently determine that any such deduction or withholding is required, the Founder Seller or any Affiliate of the Founder Seller shall be provided a reasonable opportunity to provide support for its position that such deduction or evidence is not required and such evidence shall be reasonably considered by the appropriate parties and their counsel before such deduction or withholding is made. Notwithstanding the foregoing, it is understood that Buyer, the Company (or its payroll provider) and the Escrow Agent shall be entitled to deduct and withhold from the consideration any such amount required by applicable Law to be withheld. To the extent amounts are deducted and withheld pursuant to this Section 2.9 and properly paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller or other Person to whom such amounts would have otherwise been paid. If any amounts with respect to a Seller are so deducted and withheld and properly paid over to the applicable Governmental Body by Buyer, Buyer shall promptly provide to such Seller any receipt it receives from the applicable Governmental Body showing proof that such amounts were properly paid over to such Governmental Body.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

As a material inducement to Buyer’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Buyer is entering into this Agreement in reliance upon the representations and warranties of each of the Sellers set forth in this Article III, each Seller hereby represents and warrants to Buyer, that, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date) as follows:

3.1 Organization and Good Standing. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite legal power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

3.2 Authorization of Agreement. Such Seller has all requisite capacity, power and authority, as applicable, to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby, including the sale and transfer of the Purchased Shares to Buyer. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Subject to the expiration or termination of the waiting period under the HSR Act and the FINRA Approval, none of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) as applicable, the Articles of Incorporation, Bylaws, Operating Agreement or comparable organizational documents of such Seller, (ii) any Contract to which such Seller is a party or by which any of the properties or assets of such Seller are bound, excluding any Contract also binding the properties or assets of the Company or any Subsidiary; (iii) any Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound, excluding any Permit also binding the properties or assets of the Company or any Subsidiary; (iv) any Order of any Governmental Body applicable to such Seller; or (v) any applicable Law; other than, in the case of clause (iii) of the foregoing, any such conflicts, violations, breaches, conflicts or giving rise to rights that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Subsidiaries (taken as a whole).

(b) Except as set forth on Schedule 3.3(b), the Negative Consent Notice set forth in Section 6.16, any filings as may be required under the HSR Act and compliance with the FINRA Approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

3.4 Ownership and Transfer of Stock and 1st Global Insurance Stock. Such Seller is the record and beneficial owner of the Purchased Shares purported to be owned by such Seller, as described on Schedule 4.4(a), in each case, free and clear of any and all Liens other than Permitted Exceptions. Such Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement and such delivery will convey to Buyer good and marketable title to the Purchased Shares, free and clear of any and all Liens. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Purchased Shares. There are no preemptive rights, co-sale rights, rights of first refusal, management equity holder transfer restrictions or similar rights with respect to the Purchased Shares to which such Seller may be entitled in relation to the sale and purchase of the Purchased Shares hereunder, which have not been consented to or waived in writing provided to Buyer.

3.5 Litigation. Except as set forth on Schedule 3.5, there is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby.

3.6 Financial Advisors. Except as set forth on Schedule 3.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARIES

As a material inducement to Buyer’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Buyer is entering into this Agreement in reliance upon the representations and warranties of the Company set forth in this Article IV, the Company and the Sellers, jointly and severally, hereby represent and warrant to Buyer that, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date) as follows:

4.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or other power and authority to own, lease and operate their properties and to carry on their business as now conducted and as currently proposed to be conducted in all material respects. The Company is not, nor is it required as a result of the conduct of its business or the ownership of its properties to be, qualified or authorized to do business in any jurisdiction other than the states next to the Company’s name as set forth on Schedule 4.1, except where the failure to be so qualified or authorized would not be materially adverse to the Company or any of the Subsidiaries. No act or proceeding has been taken or authorized by or against the Company by any Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Company or with respect to any merger, consolidation, arrangement or reorganization of, or relating to, the Company and no such proceedings have been threatened by any other Person.

4.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Company Documents when so executed and delivered, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), subject to the expiration or termination of the waiting period under the HSR Act and the FINRA Approval, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or increase, accelerate or guarantee any rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company and the Subsidiaries, in each case, under or pursuant to, as applicable, any provision of (i) the Articles of Incorporation and Bylaws or comparable organizational documents of the Company and the Subsidiaries; (ii) any Material Contract to which the Company and the Subsidiaries are a party or by which any of the properties or assets of the Company and the Subsidiaries are bound; (iii) any Permit to which the Company and the Subsidiaries are a party or by which any of the properties or assets of the Company and the Subsidiaries are bound; (iv) any Order applicable to the Company and the Subsidiaries or any of the properties or assets of the Company and the Subsidiaries; or (v) any applicable Law; other than, in the case of clause (iii) of the foregoing, any such conflicts, violations, breaches, conflicts or giving rise to rights that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Subsidiaries (taken as a whole).

(b) Except as set forth on Schedule 4.3(b), the Negative Consent Notice set forth in Section 6.16, any filings as may be required under the HSR Act and compliance with the FINRA Approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company and the Subsidiaries in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company and the Subsidiaries with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company and the Subsidiaries.

4.4 Capitalization.

(a) Schedule 4.4(a) sets forth the authorized, issued and outstanding equity interests of the Company, including, for the avoidance of doubt, each Option and SAR. Each share of the Stock has been duly authorized for issuance and is validly issued in accordance with applicable Law, fully paid and non-assessable and was not issued in violation of any purchase or call option, right of first refusal, applicable Law, subscription right, preemptive right, Contract, the organizational documents of the Company and the Subsidiaries or any similar rights. The Purchased Shares to be transferred to Buyer or its designee pursuant to Section 2.1 represents the only issued and outstanding shares of capital stock of the Company or securities having the right to vote and all such shares of the Stock have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(b) Except for the Options and the SARs, there are no existing options, warrants, calls, rights or Contracts in respect of or requiring, and there are no securities of the Company and the Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional securities or other direct or indirect equity interests of the Company and the Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the capital stock of the Company and the Subsidiaries, or other equity, voting or economic interests of the Company and the Subsidiaries. Except as set forth on Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company and the Subsidiaries to (i) repurchase, redeem or otherwise acquire any Stock or the capital stock or other equity securities of the Company or any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 4.4(b), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company and the Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of the Company and the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of the Company and the Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or the Subsidiaries are a party or is bound with respect to the voting or consent of any of the Stock. The Company has reserved 6,000,000 shares of Class B Stock for issuance pursuant to the Incentive Plan and no shares of Class B Stock remain available for issuance thereunder. The Company has reserved 6,000,000 shares of Class B Stock for issuance pursuant to the SARs Plan and 3,394,365 remain available for issuance thereunder. Upon the issuance of any share of Class B Stock upon the exercise of Options or SARs prior to the Effective Time and on the terms and conditions specified in the instrument pursuant to which such share is issuable, such share will be duly authorized, validly issued, fully paid and nonassessable. Schedule 4.4(b) sets forth a list of all Options and SARs issued and outstanding on the date hereof, including, with respect to each Option and SAR, (I) the names of the holder thereof, (II) the number of shares of Class B Stock issuable upon exercise or conversion of such Option or SAR, and (III) the date of grant and exercise price, as applicable, of such Option or SAR.

4.5 Subsidiaries.

(a) Schedule 4.5(a) sets forth the name of each Subsidiary, other than 1st Global Insurance, and, with respect to each such listed Subsidiary, the jurisdiction in which it is organized, and the jurisdictions, if any, in which it is qualified to do business. Each Subsidiary, other than 1st Global Insurance, is duly organized, validly existing and in good standing under the Laws of its jurisdiction and is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be materially adverse to the Company and the Subsidiaries. Each Subsidiary, other than 1st Global Insurance, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. All of the issued and outstanding equity interests of the Subsidiaries, other than 1st Global Insurance (the “Subsidiary Interests”), are held beneficially and of record by the Company as set forth on Schedule 4.5(a), free and clear of any and all Liens other than Permitted Exceptions and any Liens securing Indebtedness of the Company and the Subsidiaries (which Liens shall be subject to pending Lien releases as of the Closing). None of the issued Subsidiary Interests were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and are otherwise duly authorized, validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any Subsidiary, other than 1st Global Insurance, outstanding which upon conversion would require, the issuance of any other equity interests of any Subsidiary, other than 1st Global Insurance, or other securities convertible into equity interests of any Subsidiary, other than 1st Global Insurance. Except as set forth on Schedule 4.5(a), neither the Company nor any of its Subsidiaries, other than 1st Global Insurance, owns, directly or indirectly, any equity securities of any Person other than the Subsidiaries, excluding 1st Global Insurance. The Buyer has been furnished with true, correct and complete copies of the Organizational Documents of each Subsidiary, other than 1st Global Insurance, as amended and in effect on the date of this Agreement and no Subsidiary, other than 1st Global Insurance, is in breach of any of its Organizational Documents.

(b) Schedule 4.5(b) sets forth the jurisdiction in which 1st Global Insurance is organized, and the jurisdictions, if any, in which it is qualified to do business. 1st Global Insurance is duly organized, validly existing and in good standing under the Laws of Texas and is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be materially adverse to 1st Global Insurance. 1st Global Insurance has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. All of the 1st Global Insurance Stock is held beneficially and of record by Stephen A. Batman as set forth on Schedule 4.5(b), free and clear of any and all Liens other than Permitted Exceptions and any Liens securing the Indebtedness of the Company and the Subsidiaries (which Liens shall be subject to pending Lien releases as of the Closing). None of the issued 1st Global Insurance Stock was issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and are otherwise duly authorized, validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of 1st Global Insurance outstanding which upon conversion would require, the issuance of any other equity interests of 1st Global Insurance or other securities convertible into equity interests of 1st Global Insurance. Except as set forth on Schedule 4.5(b), 1st Global Insurance does not own, directly or indirectly, any equity securities of any Person. The Buyer has been furnished with true, correct and complete copies of the Organizational Documents of 1st Global Insurance, as amended and in effect on the date of this Agreement and 1st Global Insurance is not in breach of any of its Organizational Documents.

4.6 Corporate Records.

(a) The Company and the Subsidiaries have Made Available true, correct and complete copies of the Articles of Incorporation and Bylaws or comparable organizational documents of the Company and the Subsidiaries, as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books of the Company and the Subsidiaries previously Made Available contain true, correct and complete records of all meetings and accurately reflect all other action of the stockholders or other equity interest holders and boards of directors (including committees thereof) of the Company and the Subsidiaries. The equity certificate books, if any, and transfer ledgers of the Company and the Subsidiaries previously Made Available are true, correct and complete. All transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

(c) All registers, minute books, books of account or other records of the Company and the Subsidiaries are maintained, in all material respects, in accordance with applicable Law.

4.7 Financial Statements.

(a) The Company and the Subsidiaries have Made Available copies of (i) the combined and consolidated audited balance sheets of the Company and the Subsidiaries as of June 30, 2016, 2017 and 2018 and the related audited statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the twelve-month periods then ended, and (ii) the combined and consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2019 and the related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the seven-month period then ended (such statements referred to in subsections (i) and (ii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented (except that that Financial Statements described in clause (ii) above do not contain footnote disclosure or end of year adjustments) and fairly presents the combined and consolidated financial position, results of operations, comprehensive income, changes in stockholders’ equity and cash flows, as applicable, of the Company and the Subsidiaries as of the dates and for the periods indicated therein. The reviewed combined and consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2019 is referred to herein as the “Balance Sheet” and January 31, 2019 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of the Company and the Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company and the Subsidiaries maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and compliance with applicable Laws, including the FCPA; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) The Company and the Subsidiaries have not made any assignment in favor of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Company and the Subsidiaries have not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company and the Subsidiaries or any of its respective property or assets and no execution or distress has been levied upon any of the property or assets of the Company and the Subsidiaries. No act or proceeding has been taken or authorized by the Company and the Subsidiaries with respect to any merger, consolidation, arrangement or reorganization of, or relating to, the Company and the Subsidiaries nor, to the Knowledge of the Company, have any such proceedings been authorized by any other Person, whether on behalf of, or against, the Company or any Subsidiary. The Company and the Subsidiaries are solvent.

(d) Schedule 4.7(d) contains a complete and accurate list of all Indebtedness of the Company and the Subsidiaries and separately indicates all such Indebtedness that is owed by the Company and the Subsidiaries to any Seller or a Related Person.

4.8 No Undisclosed Liabilities. The Company and the Subsidiaries do not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (a) specifically reflected on and fully reserved against in the Balance Sheet; (b) incurred in the Ordinary Course of Business since the Balance Sheet Date, (c) constituting Transaction Expenses, or (d) that are not material to the Company and the Subsidiaries. The reserves for Liabilities set forth in the Balance Sheet are reasonably expected to be sufficient to provide coverage for contingent or other Liabilities that may arise after the date of this Agreement.

4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date, (a) the Company and the Subsidiaries have conducted its businesses only in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect, (c) the Company and the Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (d) the Company and the Subsidiaries have not taken any action that would be prohibited by Section 6.2(b) if Section 6.2(b) restricted such actions from the Balance Sheet Date through the Closing Date.

4.10 Taxes. Except as set forth on Schedule 4.10:

(a) The Company and the Subsidiaries have (i) duly and timely filed all Tax Returns required to be filed by them (taking into account all applicable extensions) with the appropriate Taxing Authority, and (ii) paid all Taxes owed (whether or not shown as due on any Tax Return). All such Tax Returns (including information provided therewith or with respect thereto) are true, correct, and complete in all material respects and were prepared in material compliance with all applicable Laws. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and the Subsidiaries have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records in accordance with GAAP consistently applied. Since the Balance Sheet Date, the Company and the Subsidiaries have not incurred any liability for Taxes arising from extraordinary gains or losses, outside the Ordinary Course of Business. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of the Company and the Subsidiaries.

(b) The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of January 31, 2019, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date.

(c) The Company and the Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.

(d) The Company and the Subsidiaries have Made Available to Buyer true, correct and complete copies, or pro forma or redacted copies, of all (i) Tax Returns for the taxable periods beginning on or after January 1, 2014 filed by or with respect to the Company and the Subsidiaries, (ii) examination reports and statements of deficiencies of the Company and the Subsidiaries for taxable periods or transactions consummated on or after January 1, 2014, and (iii) significant correspondence with any Governmental Body with regard to the foregoing.

(e) There are no Liens for Taxes upon any property or assets of the Company and the Subsidiaries, except for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and with respect to which appropriate reserves are being held by the Company and the Subsidiaries in accordance with GAAP consistently applied.

(f) Except as set forth on Schedule 4.10(f), there is no audit, examination, deficiency, refund litigations or proposed adjustments with respect to any amount of Taxes pending or in progress or threatened with respect to any Taxes of the Company and the Subsidiaries. The Company and the Subsidiaries have not received written notice of any claim made by a Taxing Authority in a jurisdiction where the Company and the Subsidiaries do not file a Tax Return that the Company and the Subsidiaries are or may be subject to taxation by that jurisdiction, where such claim has not been resolved favorably to the Company and the Subsidiaries. All deficiencies for Taxes asserted or assessed against the Company and the Subsidiaries have been fully and timely paid, settled, disputed or properly reflected in the Financial Statements.

(g) There are no outstanding written or, to the Knowledge of the Company oral, requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of any Taxes or Tax deficiencies against the Company and the Subsidiaries.

(h) The Company and the Subsidiaries have withheld (or will withhold) from its respective Employees, Independent Contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Body proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all applicable information reporting and Tax withholding and remitting requirements under U.S. federal, state and local, and non-U.S. Tax laws.

(i) The Company and the Subsidiaries have properly charged, collected, and paid all applicable sales, use, excise and other similar Taxes.

(j) The Company and the Subsidiaries have, with respect to any Persons characterized by the Company and the Subsidiaries as independent contractors, and not as employees, as of the date of initial designation, reasonably characterized them as independent contractors under the then existing Laws (including their characterization as independent contractors for income and employment Tax withholdings and payments).

(k) The Company and the Subsidiaries are not a party to, nor are the Company and the Subsidiaries bound by or have any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, in each case, the principal purpose of which relates to Taxes, or has any Liability for Taxes of any Person under Treas. Reg. 1.1502-6, Treas. Reg. 1.1502-78 or similar provision of Law, as a transferee or successor, by Contract, or otherwise.

(l) The Company and the Subsidiaries have not taken any reporting position on a Tax Return which reporting position if not sustained would be more likely than not, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of Tax Law).

(m) The Company and the Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting requested or initiated prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iv) intercompany transaction or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount on or prior to the Closing Date;

(vii) election under Code section 108(i); or

(viii) election made pursuant to Section 965(h) of the Code.

(n) The Company and the Subsidiaries have not distributed stock of another Person, nor has the Company and the Subsidiaries had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

(o) The Company and the Subsidiaries have not been a party to any “reportable transaction,” as defined in Code section 6707A(c)(1) and Treas. Reg. §1.6011-4(b).

(p) The Company and the Subsidiaries do not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States. No property owned by the Company and the Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code, and in effect immediately prior to the enactment of the Tax Return Act of 1986, (ii) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(q) The Company and the Subsidiaries have not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, and is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Body.

(r) Except as set forth on Schedule 4.10(r), no power of attorney has been granted by the Company and the Subsidiaries related to Taxes, which power of attorney is currently in force.

(s) There is no material property or obligation of the Company and the Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(t) For the purposes of the representations and warranties of the Company and the Subsidiaries contained in this Section 4.10, all references to “the Company and the Subsidiaries” shall be deemed to include all predecessors and former subsidiaries of the Company and the Subsidiaries.

4.11 Real Property.

(a) No Company or Subsidiary owns any real property. Schedule 4.11(a) sets forth the only real property leased, subleased, occupied or licensed by the Company and the Subsidiaries (the “Company Property”), which schedule sets out a description of the lease applicable to the Company Property (including the name of the third-party lessor and the date of the lease and all amendments thereto) (the “Real Property Lease”). There are no parties in possession at the Company Property other than the Company and the Subsidiaries and no portion of the Real Property Lease has been subleased or assigned to another person. The Company Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the businesses of the Company and the Subsidiaries and which are necessary for the continued operation of the businesses of the Company and the Subsidiaries as such businesses are currently conducted. All of the Company Property and Improvements thereon (i) are, except as set forth in Schedule 4.11(b), in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses, and (iii) comply with all applicable Laws. The Company has received no notice that any of the Improvements located on the Company Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws, including but not limited to the Americans with Disabilities Act or any Environmental Laws. The Company and the Subsidiaries have Made Available true, correct and complete copies of all environmental reports, property condition reports, expense reports, capital improvement reports, all written plans and specification relating to improvements made to the premises addressed in the Real Property Lease, any written communications between the landlord and the Company or any Subsidiary that amend or waive any provisions in the Real Property Lease, and all other reports and studies in the Company’s and/or the Subsidiaries’ possession for the Company Property. The Real Property Lease has not been amended in any manner other than as set out on Schedule 4.11(a). The Company and the Subsidiaries have charged, collected and remitted on a timely basis all Taxes as required under all applicable Laws in connection with any sale, supply or delivery whatsoever, made by the Company and the Subsidiaries. All rent (other than any true up of common areas maintenance charges if any) is due and payable on a monthly basis and has been paid through and as of the last day of the month of the month in which the Closing Date occurs. There are no non-disturbance agreements relating to the Real Property Lease other than those set out on Schedule 4.11(a).

(b) The Company and the Subsidiaries have a valid, binding and enforceable leasehold interest under the Real Property Lease under which it is a lessee, free and clear of all Liens against the leasehold estate other than Permitted Exceptions. The Real Property Lease is subsisting, in full force and effect, unamended by oral or written agreement other than as may be set forth on Schedule 4.11(a), and the Company and the Subsidiaries are entitled to the rights as lessee under the Real Property Lease. Neither the Company, the Subsidiaries nor the third-party lessor is in default under the Real Property Lease, the Real Property Lease is in good standing, and no event has occurred, and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company and the Subsidiaries have not received or given any notice of any default or event that with or without notice or lapse of time, or both, would constitute a default by the Company and the Subsidiaries or the third-party lessor under the Real Property Lease and, to the Knowledge of the Company, the landlord under the Real Property Lease (the “Landlord”) is not in default thereof. Except as set forth on Schedule 4.11(b), no party to the Real Property Lease has exercised any termination rights with respect thereto, or will have the right to due to the consummation of the transactions contemplated hereby. The Company and the Subsidiaries are not a party to, nor has any Liability under, any lease, sublease, license or other occupancy agreement other than the Real Property Lease identified on Schedule 4.11(b).

(c) The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation entire premises as set out in the of the Real Property Lease and has complied with all of the material conditions of such Permits. Neither the Company nor the Subsidiaries have received written notice of non-compliance with any conditions of the Permits applicable to them, and the certificate of occupancy for the Company Property is in full force and effect. To the Knowledge of the Company, no default or violation, or event that with or without notice or lapse of time, or both, would become a default or violation, has occurred with respect to the rights granted by any applicable Permit governing the Company Property.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation, expropriation or eminent domain proceedings that affect or in any way relate to the Company Property or any part thereof, and neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) Neither the Company nor any Subsidiary has received any written notice from any insurance company that has issued a policy with respect to the Company Property or any part thereof (i) requiring performance of any structural or other repairs or alterations to the Company Property or Improvements located thereon or part thereof, or (ii) of any defect or inadequacy in the Company Property (including the Improvements located thereon) that could adversely affect the insurability or usability of the Company Property.

(f) Except as set forth on Schedule 4.11(f), the Company and the Subsidiaries do not own or hold and are not obligated under or are a party to, any option, right of first refusal, right of first offer or other contractual right to purchase, acquire, sell, assign or dispose of any of the Company Property or any other real estate or any portion thereof or interest therein.

(g) There are no unpaid charges, costs or expenses for improvements to the Company Property which could give rise to any mechanic’s or materialmen’s or other statutory liens. There are no unpaid commissions due to or payable by the Company and the Subsidiaries to any other becoming due after the Closing Date under the Real Property Lease. Except as a result of any obligation to true up estimated Taxes collected by the Landlord under the Real Property Lease for the calendar year 2018, the Company Property is not subject to assessment or collection of additional Taxes from the Company or the Subsidiaries for prior years based on a change in land usage or ownership.

(h) All utilities (including, without limitation, water, sewer, gas, electricity, trash removal and telephone service) are available to and connected with the Company Property in sufficient quantities to adequately serve the same.

(i) There are no actions pending or, to the Knowledge of the Company, threatened with respect to the Company Property that would alter the current zoning classification of any portion of such property or alter any applicable legal requirements that would adversely affect the use of such property by the Company and the Subsidiaries. The Company Property and each separate parcel comprising such property, has actual and legal access to an adjoining dedicated right-of-way. No fact or condition exists with respect to the Company Property that would result in the termination of current access to and/or from any portion of such property.

(j) No portion of the Company Property is situated in a special flood hazard area according to any of the applicable city maps or the flood insurance rate maps, or the flood hazard boundary maps issued by the Department of Housing and Urban Development, the Federal Insurance Administration or the Federal Emergency Management Agency.

(k) There are no improvements required to be made to the premises under the terms of the Real Property Lease by Landlord or tenant other as set forth on Schedule 4.11(k), the cost of which to fix is less than the unused tenant improvement allowance available under the terms of the Real Property Lease.

4.12 Tangible Personal Property.

(a) The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the businesses of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date hereof in accordance with the terms of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the businesses of the Company and the Subsidiaries are (i) in good condition, free from material defects, and in a state of good maintenance and repair (ordinary wear and tear excepted), (ii) are suitable for the purposes used, and (iii) do not need to be renewed or replaced. Schedule 4.12(a) sets out a complete and accurate list of all equipment, vehicles, furniture and other tangible personal property (including its net book value) owned by, leased by, in the possession of or used by the Company and the Subsidiaries that has a book value in excess of $10,000 (such list identifies the location of each such item and whether such item is owned or leased by the Company and the Subsidiaries).

(b) Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the businesses of the Company and the Subsidiaries or to which the Company or the Subsidiaries are a party or by which the properties or assets of the Company and the Subsidiaries are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of such Personal Property Lease applicable thereto during the term of such Personal Property Lease. The Company and the Subsidiaries have Made Available true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company and the Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company and the Subsidiaries have not received or given any notice of any default or event that with or without notice or lapse of time, or both, would constitute a default by the Company and the Subsidiaries under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a true and complete list of all Registered Intellectual Property. As to each item, Schedule 4.13(a) specifies, as applicable, the jurisdiction in which such item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration and/or application numbers and dates with respect to such item.

(b) The Company and the Subsidiaries own, free and clear of all Liens, other than Permitted Exceptions, or have valid and enforceable rights to use, all of the Intellectual Property that is required for the conduct of the Company and the Subsidiaries’ businesses. No Related Person owns or licenses any Intellectual Property required for the conduct of the Company and the Subsidiaries’ business. All of the rights of the Company and the Subsidiaries in the Company Intellectual Property are valid, subsisting and enforceable. The Company and the Subsidiaries have taken all commercially reasonable actions to maintain and protect the Company Intellectual Property.

(c) The operation of the Company and the Subsidiaries has not, does not and, to the extent operated consistent with past practice, will not, nor has, does or, to the extent operated consistent with past practice, will the use, development, sale or license of the products and services of the Company and the Subsidiaries (including the collection, modification and distribution of programming and related content) infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third Person. There are no claims, actions, suits or proceedings pending or threatened against the Company or the Subsidiaries that (i) contest the right of the Company and the Subsidiaries to use any of the Intellectual Property owned or used by the Company and the Subsidiaries, (ii) require the Company and the Subsidiaries to defend, indemnify or hold harmless a Person, or (iii) oppose or attempt to cancel any rights of the Company and the Subsidiaries in, or to, any Registered Intellectual Property. There is no claim pending or threatened by the Company and the Subsidiaries against any third Person with respect to any Intellectual Property owned or licensed by the Company and the Subsidiaries and, to the Knowledge of the Company, no third Person is infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property.

(d) The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Company Intellectual Property and any other non-public, proprietary information included in the Company Technology, which measures are reasonable in the industry in which the Company and the Subsidiaries operates. The Company and the Subsidiaries have executed valid written agreements with all of its respective Former Employees, Employees and other third Persons who have contributed to the development of Proprietary Software, Technology and Intellectual Property for or on behalf of the Company and the Subsidiaries pursuant to which each such Former Employee, Employee or other third Person has assigned to the Company or the Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment or engagement (as applicable), or all rights have been assigned to the Company or the Subsidiaries by operation of law. Except as set forth on Schedule 4.13(d), to the Knowledge of the Company, no current or former employee of the Company or the Subsidiaries are in violation of any term of any employment agreement, invention assignment agreement, non-competition agreement or any restrictive covenant relating to the employment of such person by the Company or the Subsidiaries.

(e) Schedule 4.13(e) sets forth a correct and complete list of all licenses of Intellectual Property under which the Company and the Subsidiaries are a (i) licensor or (ii) licensee (the “IP Licenses”), excluding standard end user licenses to the Proprietary Software and licenses for commercial off-the-shelf software if such licenses involve a payment of $20,000 a year or less. The Company and the Subsidiaries are not, and to the Knowledge of the Company no other Party is, in breach of any IP Licenses. All of the IP Licenses are valid, enforceable and in full force and effect. Except as set forth on Schedule 4.13(e), no consent, approval or other authorization of any party to any IP License is required for the consummation of the transactions contemplated by this Agreement.

(f) All Intellectual Property owned by or licensed to the Company and the Subsidiaries shall be owned by or licensed to the Company and the Subsidiaries on identical terms and conditions immediately after the Closing, and the transactions contemplated by this Agreement will not result in the loss of, modification of any right in, or give any Person the right to terminate or modify any right in, any such Intellectual Property.

(g) With respect to the Software used by the Company and the Subsidiaries, including without limitation the Proprietary Software (collectively, “Company Software”), there are no features of the Company Software that fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of the Company Software or any Company product or service containing, supported, hosted or provisioned by, or used in conjunction with, the Company Software. The Company and the Subsidiaries have provided to Buyer a complete and accurate copy of the list maintained by the Company and the Subsidiaries regarding known material bugs, defects or errors (including any known bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date or currency data) in the Proprietary Software that materially and adversely affects the use, functionality or performance of the Proprietary Software. There are no material differences (i) between the Proprietary Software and any documentation describing the Proprietary Software features or functionality or (ii) between features or functions displayed in the Proprietary Software and features or functions existing within the Proprietary Software. Without limitation, any presentation or user interface layer does not display or describe material features or functionality not present and fully functioning within any application layer, data access layer, or other architectural layer of the Proprietary Software.

(h) It is the Company and the Subsidiaries’ practice to scan all Company Software with commercially available software designed to detect and prevent against and, to the Knowledge of the Company, no Company Software contains, any “back door,” “drop dead device,” “time bomb,” “trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(i) Schedule 4.13(i) lists all Company Software escrow agreements to which the Company and the Subsidiaries are a party and all the parties thereto. Except as set forth on Schedule 4.13(i) and except for non-customized third-party Open Source Software licensed to the Company and the Subsidiaries, the Company and the Subsidiaries have not delivered, licensed or made available source code for any Company Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an employee. Except as set forth on Schedule 4.13(i) and except for non-customized third-party Open Source Software licensed to the Company and the Subsidiaries, no member of the Company and the Subsidiaries have any duty or obligation

(whether present, contingent, or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. Except for non-customized third-party Open Source Software licensed to the Company and the Subsidiaries, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any Person not under an obligation of confidentiality to the Company.

(j) Schedule 4.13(j) contains a true and complete list of all Proprietary Software. Schedule 4.13(j) contains a true and correct list of (i) each item of Open Source Software that is distributed with the Proprietary Software; and (ii) the Proprietary Software to which each such item of Open Source Software relates. Except as set forth on Schedule 4.13(j), no Open Source Software is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, any Proprietary Software. No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any open source license) that: (i) could require, or could condition the use or distribution of the Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of the Proprietary Software, or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of the Company and the Subsidiaries to use, distribute or provide access to any Proprietary Software.

(k) The Company and the Subsidiaries are not now, nor was it ever in the past, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company and the Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property.

(l) All computer systems used by the Company and the Subsidiaries (collectively, the “Computer Systems”) are in good working order and condition and have been used and maintained in material compliance with their documentation, manufacturer’s requirements and applicable insurance policies. The Computer Systems have the performance capabilities, processing capacity, resources, characteristics and functions needed to conduct the Company and the Subsidiaries’ businesses as currently conducted, and comply with any applicable warranty or other contractual commitment relating to the use, functionality, uptime or performance of such Computer System. The Company and the Subsidiaries maintains back-up and recovery capabilities intended to ensure that a problem with all or a part of the Computer Systems does not materially impact customer-facing capabilities or any revenue stream. Except as set forth on Schedule 4.13(l), there have been no material Computer System outages or failures since January 1, 2014.

(m) The Company and the Subsidiaries’ (whether directly or by third Persons conducting services on behalf of the Company and the Subsidiaries) creation, acquisition, maintenance, use, processing, disposal and disclosure of Personally Identifiable Information is fully authorized and in material compliance with all applicable Data Protection Laws. No applicable Data Protection Law prevents the Company and the Subsidiaries from operating its business as currently conducted now or immediately after the Closing.

(n) The Company and the Subsidiaries and third Persons conducting services on behalf of the Company and the Subsidiaries have at all times since the Reference Date established and maintained reasonably appropriate levels of physical, electronic, technical, and procedural safeguards to receive, store, dispose of (if applicable), and secure all information residing on its information systems, including any Confidential Information and Personally Identifiable Information, to reasonably protect the foregoing from unauthorized access, use, disclosure, alteration, loss, and destruction, and to protect against any anticipated threats or hazards to the security or integrity of such records or information that would result in substantial harm or inconvenience to any individual or entity to which such information relates. Except as set forth on Schedule 4.13(n), there has been no unauthorized or illegal use of or access to any information residing on its information systems (including those operated on behalf of the Company and the Subsidiaries), including any Confidential Information and Personally Identifiable Information.

(o) Schedule 4.13(o) describes (i) the types of Personally Identifiable Information collected by or for the Company and the Subsidiaries and (ii) each distinct electronic or other database containing (in whole or in part) Personally Identifiable Information that is maintained by the Company and the Subsidiaries at any time in connection with its business (the “Company Database”), the types of Personally Identifiable Information in each such database, the means by which the Personally Identifiable Information was collected, and the current security policies that have been adopted and maintained with respect to each such database.

(p) Schedule 4.13(p) contains the Company Privacy Policy in effect, which is substantially similar, in all material respects, to the privacy policy that is in effect at each Subsidiary. The conduct of the Company and the Subsidiaries’ business as currently conducted complies in all material respects with all of the Company and the Subsidiaries’ Privacy Commitments. Neither the execution, delivery or performance of this Agreement or the Company Documents nor the consummation of any of the transactions contemplated by this Agreement or the Company Documents, nor the Company and the Subsidiaries’ collection, disclosure to Buyer, possession or use of any Personally Identifiable Information or any data or information in the Company Databases, will result in any material violation of any applicable Privacy Commitment. None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive or constituted a material violation of any Privacy Commitment. Schedule 4.13(q) accurately identifies (and the Company and the Subsidiaries have Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Subsidiaries or any of its representatives regarding any actual, alleged or suspected, unresolved or otherwise currently pending, material infringement or violation of any Privacy Commitment by the Company and the Subsidiaries and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

4.14 Material Contracts.

(a) Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company and/or the Subsidiaries are a party or by which the Company and/or the Subsidiaries or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with Sellers, any of its respective Affiliates or any current or former Related Person;

(ii) Contracts with any labor union or association representing any Employee;

(iii) Contracts for the sale of any of the material assets of the Company or the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Intellectual Property Licenses, except Company’s standard end user license to the Proprietary Software and except licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $20,000;

(vi) Contracts containing (A) covenants of the Company or the Subsidiaries not to compete with any Person in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person or otherwise restricting the operation of the Company or the Subsidiaries or (B) covenants of any other Person not to compete with the Company or the Subsidiaries in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person (other than, in the case of clause (B), employment Contracts);

(vii) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) of any operating business, material assets or capital stock of any other Person (other than publicly traded securities not constituting more than 25% of the outstanding voting securities of such Person);

(viii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or the Subsidiaries, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) Contracts (A) relating to the current employment of, or the performance of services by, any Person, including any current Employee or Independent Contractor, (B) pursuant to which the Company or the Subsidiaries are or may become obligated to make any severance, retention, change of control, Transaction Expense, termination or similar payment to any current or former Employee, Independent Contractor or director, or (C) pursuant to which the Company or the Subsidiaries are or may become obligated to make any bonus, sales compensation, or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary);

(x) Outstanding Contracts of guaranty or surety by the Company or the Subsidiaries and any third Person;

(xi) Contracts (or group of related Contracts) which involve the expenditure or receipt of more than $100,000 annually or $250,000 in the aggregate;

(xii) Government Contracts;

(xiii) Contracts (A) imposing any confidentiality obligation on the Company or the Subsidiaries or on any other Person (other than routine nondisclosure agreements or routine confidentiality provisions contained in agreements entered into by the Company or the Subsidiaries in the Ordinary Course of Business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any other Person;

(xiv) Contracts related to any broker, distributor, dealer, manufacturer’s representative, franchise, agency (foreign or domestic), continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising;

(xv) Contracts containing a provision which provides exclusivity to any other Person, that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person;

(xvi) Contracts containing an obligation to indemnify any current or former officer or director of the Company and the Subsidiaries or to indemnify any other Person in connection with the acquisition (whether by means or merger, stock sale or asset sale) of any Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(xvii) Contracts involving any Significant Customer or Significant Provider;

(xviii) settlement document or Contract entered into since January 1, 2014 with respect to any Legal Proceeding involving a settlement of more than $75,000, or any settlement document or Contract whether entered into prior or subsequent to January 1, 2014 that contains any continuing injunction or restriction impacting the Company or any of the Subsidiaries or their operations or businesses as currently conducted;

(xix) except as otherwise set forth on Schedule 4.14(a), Contracts that are otherwise material to the Company or the Subsidiaries in that they require an expenditure of over $1.0 million or could reasonably be likely to create a Liability in excess of $1.0 million; and

(xx) Real Property Leases.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and the Subsidiaries which is a party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth on Schedule 4.14(b)(i), continue in full force and effect without penalty or other adverse consequence following the Closing. Except as set forth on Schedule 4.14(b)(ii), the Company and the Subsidiaries are not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default on the Company and the Subsidiaries or, to the Knowledge of the Company, any other party thereunder. To the Knowledge of the Company, no party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Company and the Subsidiaries have Made Available true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15 Employee and Labor Matters; Benefits Plans.

(a) Schedule 4.15(a) sets forth a true and complete list, as of the date of this Agreement, of each Plan. True and complete copies of the following have been Made Available to Buyer by the Company and the Subsidiaries with respect to each Plan (to the extent applicable thereto):

(i) (A) the most recent plan document and all amendments thereto for such Plan (or a written description of the material terms of such Plan, if such Plan has not been reduced to writing); (B) any trust agreement, insurance Contract or other funding arrangement in effect for such Plan; and (C) the most recent summary plan and all summaries of material modifications related thereto, distributed to participant in such Plan;

(ii) all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by the Company and the Subsidiaries to such Plans;

(iii) all current personnel, payroll and employment manuals and policies;

(iv) all Contracts with third party administrators, actuaries, investment managers, consultants or other independent contractors that relate to any Plans currently in force or for which the Company and the Subsidiaries currently has any material Liability;

(v) all discrimination, minimum coverage, and top heavy testing results for the three (3) most recently completed plan years;

(vi) the three (3) most recent annual reports filed with any Governmental Body, including (if applicable) any Form 5500 together with all schedules, as required, filed with the IRS or the DOL, with respect to such Plan;

(vii) the most recent determination letter (or opinion letter) issued by the IRS for such Plan, if such Plan is intended to be “qualified” under Section 401(a) of the Code, if applicable; and

(viii) for the last three (3) years, all material correspondence (other than routine correspondence) with the IRS, the DOL and any other Governmental Body regarding the operation or administration of the Plans.

(b) With respect to each Plan: (i) if intended to qualify under Section 401(a) of the Code, such Plan has received a determination letter from the IRS, or if a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would adversely affect such qualification; (ii) such Plan is being administered in all material respects in accordance with its terms and applicable Laws, including (if applicable) ERISA, and the Code; (iii) except for routine claims for benefits, appeals of such claims and domestic relations order proceedings, no liens, lawsuits, complaints or disputes are as of the date of this Agreement pending or, to the Knowledge of the Company threatened, that give rise to or could reasonably be expected to give rise to Liability on the part of the Company and the Subsidiaries; (iv) neither the Company and the Subsidiaries nor, to the Knowledge of the Company, any trustee or any fiduciary of such Plan that is subject to ERISA or the Code, has engaged in any non-exempt “prohibited transaction” within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to such Plan that could reasonably be expected to result in the imposition of any Liability on the Company and the Subsidiaries, and to the Knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any material Liability for the failure to act or comply in connection with the administration or investment of the assets or any Plan; (v) except as set forth in Schedule 4.15(b), all contributions required under the terms of each Plan, ERISA or the Code have been timely made to such Plan as of the date of this Agreement (taking into account any extensions for the making of such contributions) in full; (vi) there are no proceedings or investigations pending before the IRS, the DOL or any other Governmental Body with respect to such Plan, nor to the Knowledge of the Company, is any such proceeding or investigation overtly threatened; and (vii) no Plan is maintained outside the jurisdiction of the United States.

(c) With respect to each Plan, except as would not result in a material Liability to the Company and the Subsidiaries, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, or to the participants or beneficiaries of such Plans, have been filed or furnished on a timely basis.

(d) Neither the Company, the Subsidiaries nor any of their ERISA Affiliates maintain, contribute to or have any Liability with respect to, and have not within the preceding six (6) years maintained, contributed or had any Liability, contingent or otherwise, with respect to (i) any Plan or other “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is, or has been, subject to Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) Neither the Company, the Subsidiaries nor any of its ERISA Affiliates have any obligation to provide or make available post-employment medical or life insurance benefits for any current or former employee of the Company and the Subsidiaries, except (i) as may be required by applicable Law, including COBRA, or the continuation of coverage provisions of the Laws of any state or locality, (ii) benefit coverage through the end of the month of retirement or other termination of employment or service to the extent permitted pursuant to the terms, (iii) death benefits attributable to deaths occurring at or prior to retirement or other termination of employment or service, (iv) conversion rights at the sole expense of the converting individual, and (v) post-employment medical and life insurance benefits provided in a written severance agreement with an individual Employee or former employee of the Company and the Subsidiaries which has been Made Available to Buyer. Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company and the Subsidiaries have otherwise complied in all material respects with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) COBRA and the regulations promulgated thereunder; (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder; and (iv) the Patient Protection and Affordable Care Act of 2010, as amended.

(f) The Company and the Subsidiaries do not have any plan, Contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Laws, to modify any existing Plan. Each Plan is amendable and terminable by the Company and the Subsidiaries in accordance with its terms without Liability to the Company and the Subsidiaries (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Plan, plan document or agreement, summary plan description or other written communication distributed generally to eligible Employees, participants and beneficiaries by its terms prohibits the Company and the Subsidiaries from amending or terminating any such Plan.

(g) Except as set forth on Schedule 4.15(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) entitle any Employee or officer of the Company and the Subsidiaries to severance pay, or any other payment that will result in a material Liability to the Company, the Subsidiaries, or Buyer; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such Employee or officer or trigger any other obligation pursuant to, any of the Plans; or (iii) result in any breach or violation of, or a default under, any of the Plans. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any payment that could individually or in combination with any other such payment constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, unless such “excess parachute payment” will not result in any Liability to Buyer, the Company or any Subsidiary.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies and has complied, both in form and operation, with the requirements of Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, to the extent such requirements are applicable thereto. No Plan has any indemnity or gross-up obligations for any Taxes imposed under Section 409A or Section 280G of the Code.

(i) Except as set forth on Schedule 4.15(i), the Company and the Subsidiaries have no material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to classification of any employee leased from another employer.

(j) Schedule 4.15(j) lists all Employees by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status, employment status (whether active or on leave of absence), and base compensation. Schedule 4.15(j) also sets forth a list of all current Independent Contractors (other than IC Representatives) who the Company and the Subsidiaries have paid more than $7,500 for services in 2018 by name and the terms on which each Independent Contractor is engaged. Except as set out in Schedule 4.15(j), no Employee is on long-term disability leave or otherwise an inactive Employee, all Employees are employees at-will, and no Former Employee has any right to recall or reemployment. Since the Reference Date, the Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices, discrimination, harassment, retaliation, terms and conditions of employment, wages, overtime, hours, classification as exempt or nonexempt, occupational safety, health, seating, meal and rest periods, pay equity, collective bargaining, workers’ compensation, Tax withholding, Tax payment, or equal employment opportunity, and the Company and the Subsidiaries are not engaged in, nor has the Company and the Subsidiaries been engaged in, any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. During the five (5) years prior to the date of this Agreement, there have not been and there are not, as of the date of this Agreement, any strikes, disputes, slowdowns, lockouts, work stoppages or similar labor activity or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes and no such unfair labor practice charges, grievances, claims, disputes or arbitrations pending or threatened against the Company and the Subsidiaries. To the Knowledge of the Company, no certification question, organizational drive, demand for recognition, representation proceedings, petition or other unionization activities exists or has existed with respect to any employees of the Company and the Subsidiaries relating to any labor organization, work council or union. There are no pending charges, investigations, administrative proceedings or formal complaints pending or, to the Knowledge of the Company, threatened before any Governmental Body relating to employment related matters. To the Knowledge of the Company, no reasonable basis for any such charge, investigation, administrative proceeding or complaint exists. The Company and the Subsidiaries are not a party to any collective bargaining or similar agreement, and no labor union, work council, employee association or group of employees, or other organizations represents any employees of the Company and the Subsidiaries.

(k) The Company and the Subsidiaries have paid all salaries, wages, including vacation, bonuses, incentives, break times, owed meal and rest period penalties, overtime, differentials, and others, due and owing to any of its Employees and Former Employees as of the date of this Agreement, with the exception of any accrued pay which may be due and owing in light of the fact that checks for the current payroll period have not yet been issued The Company has complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, within ninety (90) days preceding the date hereof, no employee of the Company has suffered an “employment loss” with the Company, as such term is defined in the WARN Act, and the Sellers and Company have not taken and will not take any action that would trigger the WARN ACT. Except as specified on Schedule 4.15(k), the employment of each Employee is “at will” and may be terminated by the Company and the Subsidiaries at any time for any or no reason, subject to applicable Law. Except as specified on Schedule 4.15(k), the Company and the Subsidiaries have not made, directly or indirectly, any written representation to any Employee or Former Employee of the Company and the Subsidiaries promising or guaranteeing or otherwise concerning any employment, offer of employment, or terms of employment (including salary, wages, and employee benefits) concerning any time period after the Closing Date. The Company and the Subsidiaries have not paid, nor will the Company and the Subsidiaries be required to pay, any bonus, fee, distribution, remuneration or other compensation to any person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices) as a result of the transaction contemplated by this Agreement or any contractual right triggered by any of the transactions contemplated by this Agreement.

(l) To the Knowledge of the Company, no Employee earning base compensation of more than $150,000 a year has given notice to the Company and the Subsidiaries that any such Employee intends to terminate his or her employment with the Company and the Subsidiaries or, to the Knowledge of the Company, plans to terminate his or her employment with the Company and the Subsidiaries. Except as set forth on Schedule 4.15(l), no Employee is in any material respect in violation of any employment agreement, invention assignment agreement, non-competition or non-solicitation agreement or any restrictive covenant relating to the employment of such person by the Company and the Subsidiaries.

4.16 Litigation. Except as set forth in Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company and the Subsidiaries (or to the Knowledge of the Company, pending or threatened, against any of the officers, managers, directors or Employees of the Company and the Subsidiaries with respect to their business activities on behalf of the Company and the Subsidiaries), or to which the Company and the Subsidiaries are otherwise a party; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.16, the Company and the Subsidiaries are not subject to any Order, and the Company and the Subsidiaries are not in breach or violation of any Order. Except as set forth on Schedule 4.16, the Company and the Subsidiaries are not engaged in any Legal Proceeding to recover monies due to it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company and the Subsidiaries or to which the Company and the Subsidiaries are otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

4.17 Compliance with Laws.

(a) Except as set forth on Schedule 4.17(a), the Company and the Subsidiaries are in compliance in all material respects with all Laws applicable to its respective businesses, operations, assets, employees or independent contractors. Except as set forth on Schedule 4.17(a): (i) none of the Company, the Subsidiaries, nor any officer, director or manager of the Company and the Subsidiaries has since the Reference Date received any notice of violation of any Laws by the Company and the Subsidiaries or received any inquiry from any Governmental Body regarding the operations of the Company and the Subsidiaries; (ii) neither the Company nor any Subsidiary has been charged with any violation of any Laws in writing by a Governmental Body; and (iii) nothing has come to the attention of the Company and the Subsidiaries that would cause them to believe that the Company or the Subsidiaries are under investigation with respect to the violation of any Laws and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation.

(b) The Company and the Subsidiaries have all Permits which are required for the operation of its respective businesses as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial. Schedule 4.17(b) contains a list of all Company Permits. All Company Permits are in full force and effect, and the Company and the Subsidiaries are not in default or violation, and no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Company Permit. Except as set forth on Schedule 4.17(b), none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement and the Company Permits will remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company and the Subsidiaries have Made Available true and correct copies of the Company Permits.

4.18 Environmental Matters. Except as set forth on Schedule 4.18 hereto:

(a) The Company has received no written notice that the operations of the Company and the Subsidiaries are in violation of any applicable Environmental Laws or any applicable Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect the Company’s or the Subsidiaries’ compliance with applicable Environmental Laws and applicable Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such compliance with Environmental Laws and Environmental Permits;

(b) no Company or Subsidiary nor the Real Property Lease is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and the Company and the Subsidiaries have not received any written request for information or notification alleging responsibility under CERCLA or an analogous Law;

(c) no claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company and the Subsidiaries alleging either or both that the Company and the Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law;

(d) there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about (i) the Company Property; or (ii) any property formerly owned, operated or leased by the Company and the Subsidiaries, during the time of such ownership, operation or lease; and to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company and the Subsidiaries or any property currently or formerly owned, operated or leased by the Company and the Subsidiaries or any property to which the Company and the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and the Subsidiaries incurring any Liabilities under Environmental Law; and

(e) there are no pending or, to the Knowledge of the Company, threatened, investigations of the Company and the Subsidiaries, its operations or any currently or formerly owned, operated or leased property which could lead to the imposition of Liabilities or Liens under Environmental Law.

4.19 Insurance. The Company and the Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company and the Subsidiaries are a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and Losses, as are reasonable for the businesses, assets and properties of the Company and the Subsidiaries. Set forth on Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company and the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 4.19, no event relating to the Company and the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Schedule 4.19 reflects all claims that have been made against the Company and the Subsidiaries with the past three (3) years under any of these policies or bonds. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company and the Subsidiaries during such period. Except as set forth on Schedule 4.19, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company and the Subsidiaries to give any notice or information or the Company and the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company and the Subsidiaries under any such insurance policies.

4.20 Accounts and Notes Receivable and Payable.

(a) The accounts receivable of the Company and the Subsidiaries reflected on the books and records of the Company and the Subsidiaries (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements) represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The reserves for accounts receivable of the Company and the Subsidiaries shown on the Balance Sheet or to be shown on the Estimated Closing Statement are adequate and calculated consistent with past practice. To the Knowledge of the Company, there are no material disputes with respect to any of the accounts receivable reflected on the Balance Sheet that have not been reserved for on the Balance Sheet.

(b) All accounts payable of the Company and the Subsidiaries as of the Closing Date will be reflected in the books and records of the Company and the Subsidiaries and the Estimated Closing Statement. There are no accounts payable of the Company and the Subsidiaries (i) for purchases in material excess of usual requirements, (ii) that did not arise in the Ordinary Course of Business, or (iii) that are materially past due. All accounts payable of the Company and the Subsidiaries are appropriately reserved for and recorded in accordance with GAAP and reflected in the Financial Statements.

4.21 Related Party Transactions.

(a) Except as set forth on Schedule 4.21(a), none of the Company, the Subsidiaries, the Founder Seller, any Officer Seller, any member of his or her immediate family or any Affiliate of any of the foregoing (each, a “Related Person,” and, collectively, the “Related Persons”) (a) owes any amount to the Company and the Subsidiaries nor do the Company and the Subsidiaries owe any amount to, or has the Company and the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with the Company and the Subsidiaries (whether written or oral) except in his or her capacity as an owner or employee, (c) owns any property or right, tangible or intangible, that is used by the Company and the Subsidiaries, (d) has any claim or cause of action against the Company and the Subsidiaries or (e) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company and the Subsidiaries.

(b) Except as set forth on Schedule 4.21(b), none of the Company, the Subsidiaries, any officer or director of the Company or any of the Subsidiaries that is not an Officer Seller or any Employee or Former Employee, or any Related Person (a) owes any amount to the Company and the Subsidiaries nor do the Company and the Subsidiaries owe any amount to, or has the Company and the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with the Company and the Subsidiaries (whether written or oral) except in his or her capacity as an owner or employee, (c) owns any property or right, tangible or intangible, that is used by the Company and the Subsidiaries or (d) has any claim or cause of action against the Company and the Subsidiaries.

4.22 Banks; Power of Attorney. Schedule 4.22 contains a complete and correct list of the names and locations of all banks in which the Company and the Subsidiaries have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.22, no person holds a power of attorney to act on behalf of the Company and the Subsidiaries. Schedule 4.22 contains a complete and correct list of all illiquid bonds, debentures, or notes which the Company and the Subsidiaries hold.

4.23 Immigration. The Company and the Subsidiaries are in material compliance with all federal, state and local immigration laws, statutes, rules, codes, orders and regulations, including the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor Laws thereto (“Immigration Laws”). The Company and the Subsidiaries have properly maintained all records required by the Department of Homeland Security and former Immigration and Naturalization Service, including a properly completed Form I-9 for each Employee, and to the Knowledge of the Company, does not employ individuals lacking authorization to work in the United States. To the Knowledge of the Company, the Company and the Subsidiaries are not the subject of any inspection, complaint or investigation relating to its compliance with or violation of the Immigration Laws. The Company and the Subsidiaries have not been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

4.24 FCPA; Anti-Corruption; Anti-Bribery Laws; and Anti-Money Laundering; Trade Regulations.

(a) The Company and the Subsidiaries and, to the Knowledge of the Company, each of their respective officers, directors, managers, employees and any other Person acting on behalf of the Company and the Subsidiaries, in the course of their actions for, or on behalf of, the Company and the Subsidiaries, have not (i) violated any provision of the Foreign Corrupt Practices Act (the “FCPA”), the Laws promulgated, monitored or enforced by U.S. Office of Foreign Assets or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption Laws; (ii) violated any applicable customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws; (iii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to (A) any individual holding a legislative, administrative or judicial position of any kind, (B) any officer, employee or any other individual acting in an official capacity for any Governmental Body, (C) any political party or official thereof or any candidate for political office (individually and collectively, a “Government Official”), (D) any employee or agent of a private Entity with which the Company and the Subsidiaries do or seeks to do business (a “Private Sector Counterparty”) or (E) any individual while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Government Official or Private Sector Counterparty, in each case described in this Section 4.24(a) for the purpose of assisting the Company or the Subsidiaries or any of their respective subsidiaries or Affiliates in a manner which would constitute a violation of applicable Law in obtaining or retaining business or a business advantage for or with, directing business to the Company and the Subsidiaries, or securing any other improper advantage for the Company or the Subsidiaries; or (iv) established or maintained any fund or asset with respect to the Company and the Subsidiaries that has not been recorded on the books and records of the Company and the Subsidiaries.

(b) Neither the Company and the Subsidiaries, nor, to the Knowledge of the Company, any Person acting on its behalf, has, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

4.25 Customers; Advisors; and Providers.

(a) Set forth on Schedule 4.25(a) are the twenty (20) largest Customers of the Company and the Subsidiaries by Assets Under Management during the periods beginning (i) January 1, 2015 and ending on December 31, 2015, (ii) January 1, 2016 and ending on December 31, 2016, (iii) January 1, 2017 and ending on December 31, 2017, and (iv) January 1, 2018 and ending on December 31, 2018 (each, a “Significant Customer”). The Company and the Subsidiaries are not engaged in any material dispute with any Significant Customer, no such Significant Customer has notified the Company and the Subsidiaries in writing that it intends to terminate or materially reduce its business relations with the Company and the Subsidiaries, and, to the Knowledge of the Company, there is no reason why any such Significant Customer would not continue such business relationship with the Company and the Subsidiaries after the Closing. The Company and the Subsidiaries have received no written or, to the Knowledge of the Company, oral complaint or other correspondence from a Significant Customer (x) describing circumstances which the Company and the Subsidiaries would reasonably conclude would have an adverse impact on the Company and the Subsidiaries’ relationship with such Significant Customer that would reasonably be expected to be material to the Company and the Subsidiaries or (y) that it intends to refuse to pay any material amount due to the Company and the Subsidiaries or seeks to exercise any material remedy against the Company and the Subsidiaries.

(b) Set forth on Schedule 4.25(b) are all of the Company and the Subsidiaries’ top twenty (20) IC Representatives, by Assets Under Management, during the periods beginning (i) January 1, 2015 and ending on December 31, 2015, (ii) January 1, 2016 and ending on December 31, 2016, (iii) January 1, 2017 and ending on December 31, 2017, and (iv) January 1, 2018 and ending on December 31, 2018 and set forth opposite the name of each such IC Representative is the dollar amount of Assets Under Management attributable to such IC Representative for such periods. The Company and the Subsidiaries are not engaged in any material dispute with any current IC Representative and no such IC Representative has notified the Company and the Subsidiaries that it intends to terminate or materially reduce its business relations with the Company and the Subsidiaries, and, to the Knowledge of the Company, except as disclosed on Schedule 4.25(b), there is no reason why any IC Representative would not continue such business relationship with the Company and the Subsidiaries after the Closing. The relationship of the Company and the Subsidiaries with each IC Representative is, to the Knowledge of the Company, without any unresolved material dispute with any such IC Representative, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to have an adverse effect on the Company and the Subsidiaries’ relations with any IC Representative in any material respect.

(c) Set forth on Schedule 4.25(c) are the Company and the Subsidiaries’ ten (10) largest providers (including data suppliers), by dollar volume, during the periods beginning (i) January 1, 2015 and ending on December 31, 2015, (ii) January 1, 2016 and ending on December 31, 2016, (iii) January 1, 2017 and ending on December 31, 2017, and (iv) January 1, 2018 and ending on December 31, 2018 and set forth opposite the name of each such provider is the dollar amount of purchases attributable to such provider for such periods (each, a “Significant Provider”). The Company and the Subsidiaries are not engaged in any material dispute with any current provider and no such provider has notified the Company and the Subsidiaries that it intends to terminate or materially reduce its business relations with the Company and the Subsidiaries, and, to the Knowledge of the Company, there is no reason why any such provider would not continue such business relationship with the Company and the Subsidiaries after the Closing. The relationship of the Company and the Subsidiaries with each Significant Provider is, to the Knowledge of the Company, without any unresolved material dispute with any such Significant Provider, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to have an adverse effect on the Company and the Subsidiaries’ relations with any Significant Provider in any material respect.

4.26 Financial Advisors. Except as set forth on Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.27 Full Disclosure. To the Knowledge of the Company, no representation or warranty contained in this Article IV contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of the Company, there are no facts which the Company and the Subsidiaries have not disclosed to Buyer in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.28 Data Room; No Other Representations or Warranties(a) .

(a) The materials Made Available to Buyer in the Data Room were compiled and selected to be included in the Data Room with reasonable care and exercising reasonable diligence and, when taken together as a whole, present all material information relating to the Company and the Subsidiaries that would be necessary for the Buyer to obtain a reasonably correct and complete view of the Company and the Subsidiaries and their current operations and businesses.

(b) Without limiting Buyer’s or Parent’s rights to pursue any remedy for Fraud, Buyer and Parent acknowledge that the representations and warranties set forth in this Agreement and included in any Certificate delivered hereunder by or on behalf of any Seller or the Company represent the only representations and warranties made by the Company or any Sellers and Buyer and Parent with respect to the subject matter hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers’ entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Sellers is entering into this Agreement in reliance upon the representations and warranties of Buyer set forth in this Article V, Buyer hereby represents and warrants to Sellers that, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date) as follows:

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Agreement. Buyer has full company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary company action on behalf of Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a) hereto and subject to the expiration or termination of the waiting period under the HSR Act and the FINRA Approval, none of the execution and delivery by Buyer of this Agreement and of the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation or limited liability company agreement or comparable organizational documents of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any Order of any Governmental Body applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3(b), the Negative Consent Notice set forth in Section 6.16, any filings as may be required under the HSR Act and compliance with the FINRA Approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Investment Intention. Buyer is acquiring the Stock and 1st Global Insurance Stock for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.

5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7 R&W Insurance. Buyer has Made Available to Sellers’ Representative all material information, including a copy of the binder relating to the R&W Insurance Policy, and, to the extent provided to Buyer, a draft of the policy to be issued following Closing (which issuance will be subject to the customary post-Closing conditions under R&W Insurance Policy binder). Buyer has engaged with Euclid Transactional, LLC (the “R&W Insurance Provider”) to fully bind the R&W Insurance Policy effective as of the date hereof.

5.8 Sufficiency of Funds. Buyer and Parent will have at Closing sufficient cash on hand or other sources of immediately available funds enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.9 No Other Representations. Without limiting Buyer’s or Parent’s rights to pursue any remedy for Fraud, Buyer and Parent acknowledge that the representations and warranties set forth in this Agreement and included in any Certificate delivered hereunder by or on behalf of any Seller or the Company represent the only representations and warranties made by the Company or any Sellers and Buyer and Parent with respect to the subject matter hereof.

ARTICLE VI

COVENANTS

6.1 Access to Information; Confidentiality. The Company and the Subsidiaries shall afford to Buyer and its accountants, counsel, financial advisors and other representatives, and to prospective financing sources, investors and placement agents and each of their respective representatives (collectively, “Buyer’s Representatives”), reasonable access during normal business hours upon reasonable advance notice throughout the period prior to the Closing, to the Company’s and Subsidiaries’ properties and facilities (including all Company Properties and the buildings, structures, fixtures, appurtenances and Improvements erected, attached or located thereon), books, financial information, Contracts and records of the Company and the Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Buyer shall reasonably request; provided, that (a) such investigation shall not unreasonably disrupt the Company and the Subsidiaries’ operations, (b) the Company and the Subsidiaries shall not be required to violate any obligation of confidentiality, Order or Law to which the Company or any Subsidiary is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.1, (c) the Company and the Subsidiaries shall not be required to furnish or otherwise make available customer-specific data or competitively sensitive information, and (d) the Company and the Subsidiaries may condition such access on the presence of certain representatives of the Company. In addition, prior to the Closing, the Company and the Subsidiaries shall afford to Buyer and to Buyers’ Representatives the opportunity to meet with and to discuss their relationships post-Closing with Significant Providers, IC Representatives, other service providers and other material personnel of the Company and the Subsidiaries; provided, that representatives of the Company and the Subsidiaries shall have the opportunity to be present at any such meeting. Prior to the Closing, the Company and the Subsidiaries shall keep Buyer reasonably informed as to all material matters involving the operations and businesses of each of the Company and the Subsidiaries and Buyer shall, at the request of the Company, have a Buyer’s Representative on location at the Company’s principal office location during regular business hours, who shall have substantial authority to grant consent to the matters requiring Buyer’s consent under Section 6.2; provided that such Buyer’s Representative shall not in any way interfere with the ongoing business and operations of the Company and the Subsidiaries. The Company and the Subsidiaries shall assist the Buyer with discussions with, and presentations to, its prospective financing sources, investors or placement agents regarding the Company and the Subsidiaries.

Buyer hereby acknowledges and agrees that any access or communications pursuant to this Section 6.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. Prior to the Closing, any non-public information provided to or obtained by Buyer pursuant to this Section 6.1 will be subject to the Letter Agreement, dated January 19, 2018, between the Company and Parent (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. No information provided to or obtained by Buyer pursuant to this Section 6.1 or otherwise shall limit or otherwise affect the remedies available hereunder to Buyer (including Buyer’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties.

6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement, as set forth on Schedule 6.2(a), or in connection with the transactions contemplated hereby, or with the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing, Sellers and the Company shall:

(i) conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

(ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and the Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including clients, customers, suppliers and service providers);

(iii) use commercially reasonable efforts to ensure that each Contract entered into after the date of this Agreement will not require the procurement of any consent (except for any consent required under an Advisory Contract), waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the transactions contemplated hereby (unless such consent to the transactions contemplated by this Agreement is obtained upon the execution of such Contract);

(iv) use commercially reasonable efforts to maintain (A) all of the tangible assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(v) (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, (C) comply with all material contractual and other obligations of the Company and the Subsidiaries, and (D) make each insurance claim in relation to the Company and the Subsidiaries promptly and in accordance with the requirements of the relevant policy, except if Buyer agrees otherwise in writing; and

(vi) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement, as set forth on Schedule 6.2(b) or with the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, the Company and the Subsidiaries shall not:

(i) issue any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

(ii) borrow any amount except advances on existing revolving lines of credit in the Ordinary Course of Business;

(iii) discharge or satisfy any material Lien, pay any material Liability or waive or release any material right of any of the Company or the Subsidiaries other than current Liabilities paid in the Ordinary Course of Business;

(iv) declare or make any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(v) mortgage or pledge any of its properties or assets or subject them to any material Lien, except (A) Liens incurred in the Ordinary Course of Business, (B) Liens incurred pursuant to credit facilities existing as of the date of this Agreement, (C) Liens for current property Taxes not yet due and payable, or (D) Permitted Exceptions;

(vi) sell, assign or transfer any of its material tangible assets, except in the Ordinary Course of Business, or cancel any material debts or claims;

(vii) acquire, license, disclose, sell, assign or transfer any Intellectual Property rights, or disclose any material Confidential Information to any Person without obtaining an agreement, in usual and customary form and substance, from such Person protecting the confidentiality of such Confidential Information;

(viii) waive any rights of material value, whether or not in the Ordinary Course of Business;

(ix) make any single capital expenditure or commitment in excess of $25,000 or capital expenditures or commitments that aggregate in excess of $100,000;

(x) make any loans or advances, other than recruiting inducements made in the Ordinary Course of Business, to, or guarantees for the benefit of any Persons;

(xi) make any investment other than in the Ordinary Course of Business or organize any subsidiary;

(xii) make any payments for political contributions or make any bribes, kickback payments or other illegal payments;

(xiii) hire or appoint any Employee, officer, or Independent Contractor (other than an advisor);

(xiv) increase any officer’s or Employee’s compensation, incentive arrangements or other benefits;

(xv) amend its articles of incorporation or bylaws or comparable governing documents;

(xvi) directly or indirectly engage in any transaction, arrangement or Contract with any officer, director, manager, partner, shareholder or other insider or Affiliate which is not at arm’s length;

(xvii) transfer, issue, sell, pledge, encumber or dispose of the equity interests or other securities of, or other ownership interests in, the Company or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or other ownership interests in, the Company or the Subsidiaries;

(xviii) effect any recapitalization, reclassification, stock split, combination or like change in its capitalization, or amended the terms of any of its outstanding securities;

(xix) make a change in its accounting or Tax reporting principles, methods or policies;

(xx) (A) make, change or revoke any Tax election, settle or compromise any Tax Claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company and the Subsidiaries provided Buyer a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Buyer to review and approve (such approval not to be unreasonably withheld or delayed);

(xxi) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xxii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(xxiii) amend any insurance contract or fail to notify the insurer in the event of any significant loss;

(xxiv) amend, modify or terminate any Plan, except to the extent an amendment was required to comply with applicable Law; or

(xxv) agree to do anything prohibited by this Section 6.2 or take any action that would make any of the representations and warranties of the Company, the Subsidiaries or Seller in this Agreement untrue or incorrect in any material respect.

6.3 Consents and Approval.

(a) Sellers and, prior to the Closing, each of the Company and the Subsidiaries shall use, commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.3(b) and 4.3(b) hereof (except for such matters covered by Section 6.3(b)). Executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company and the Subsidiaries) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval referred to in Sections 3.3(b) and 4.3(b) (except, in the case of the Company and the Subsidiaries, to the extent such amount are paid prior to the Closing or included in Unpaid Transaction Expenses).

(b) Each of Buyer, Parent, Sellers, and the Company shall use commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b) and 4.3(b). Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company and the Subsidiaries) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval referred to in Sections 3.3(b) and 4.3(b) (except, in the case of the Company and the Subsidiaries, to the extent such amount are paid prior to the Closing or included in Unpaid Transaction Expenses).

6.4 No Shop.

(a) Prior to the Closing, Sellers and the Company shall not, and shall not permit any Subsidiaries or any Affiliates, directors, officers, Employees, representatives or agents of Sellers or the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or the Subsidiaries or any capital stock or other ownership interests of, or membership interests in, the Company or the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the businesses, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Prior to Closing, Sellers and the Company shall notify Buyer orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by any of Sellers, the Company, the Subsidiaries or any of the Representatives thereof of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to any of the Company and the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Buyer. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of any of the Company and the Subsidiaries, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Prior to Closing, Sellers and the Company shall keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) Prior to Closing, Sellers and the Company shall (and Sellers and the Company shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Prior to Closing, Sellers and the Company agree not to release any third-party from the confidentiality and standstill provisions of any agreement to which any of the Company and the Subsidiaries are a party.

6.5 Transactions with Related Persons. Prior to the Closing Date, each of the Company and the Subsidiaries shall (a) terminate all Contracts with Related Persons (other than those Contracts listed on Schedule 6.5) and (b) deliver releases executed by such Related Persons with whom the Company and each of the Subsidiaries have terminated such Contracts pursuant to this Section 6.5 providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided, that in no event shall any of the Company and the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release. Without limiting the foregoing, the Company will cause each of the Subsidiaries to take all steps reasonably necessary to cause all Related Person Indebtedness, accounts payable and accounts receivable to be extinguished prior to the Closing Date.

6.6 Notification of Certain Matters. Prior to the Closing Date, Sellers and the Company shall give notice to Buyer (a) as promptly as reasonably practicable upon becoming aware of (i) any material fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonable likely to cause any representation or warranty in this Agreement made by Seller or the Company to be untrue or inaccurate, in any material respect, at any time after the date hereof and prior to the Closing (such notice to specify the representation or warranty so affected), (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller or any of the Company or the Subsidiaries hereunder, or (iii) any intention, sent in writing to the Company or any of the Subsidiaries, or received verbally by the Knowledge Group, of any adviser, broker-dealer or agent of record to terminate or resign, along with a copy of any Form U5 proposed to be filed, and (b) promptly, but in no even more than one (1) Business Day after becoming aware, upon the institution of, or the threat of institution of, any Legal Proceeding against Sellers or the Company related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties.

6.7 Indebtedness. Prior to the Closing, Sellers and the Company shall also make arrangements reasonably satisfactory to Buyer for holders of any Indebtedness of the Company or any of the Subsidiaries to provide to Buyer recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Buyer prior to the Closing such that all Liens on the assets or properties of the Company and the Subsidiaries that are not Permitted Exceptions and all Liens on the Stock and 1st Global Insurance Stock shall be satisfied, terminated and discharged on or prior to the Closing Date.

6.8 Insurance Matters.

(a) Following the Closing Date, the Company and Sellers shall reasonably cooperate with and assist Buyer, at Buyer’s expense, to cause any carrier that has underwritten any global, primary casualty and excess liability insurance policies which provides insurance coverage to the Company and the Subsidiaries on an “occurrence” basis (the “Occurrence Policies”) to cover the Company and the Subsidiaries following the Closing Date for claims arising out of occurrences prior to the Closing Date. The Company and Sellers acknowledge the right of Buyer to access the benefit of insurance for such pre-Closing occurrences under the historic Occurrence Policies which have provided coverage to the Company and the Subsidiaries, to issue notice of claims under any Occurrence Policies in the name of the Company, to present such claims for payment and to collect insurance proceeds related thereto.

(b) At or prior to the Closing, the Company and the Subsidiaries shall purchase a six (6) year extended director’s and officer’s liability, non-cancelable, tail policy (the “Tail Policy”) (the cost of which shall constitute an Unpaid Transaction Expense), covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Company and the Subsidiaries’ comparable insurance policy (a true and complete copy of which has heretofore been Made Available) at limit levels and otherwise on terms with respect to such coverage no less favorable to the insured than those of such current insurance coverage.

6.9 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, the Founder Seller shall not, and shall cause his Affiliates not to, without the express written consent of Buyer, directly or indirectly, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in wealth management, tax, broker-dealer or investment advisor activities that competes with, or is likely to compete with, the business of each of the Company and the Subsidiaries as currently conducted (a “Founder Restricted Business”) anywhere in the United States of America; provided, that the restrictions contained in this Section 6.9(a) shall not restrict the acquisition by the Founder Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Founder Restricted Business.

(b) For a period of two (2) years from and after the Closing Date, the Officer Sellers shall not, and shall cause their Affiliates not to, without the express written consent of Buyer, directly or indirectly, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of, any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Company or the Subsidiaries’ business as currently conducted on the Closing Date, which includes wealth management, investment and insurance products or services provided to or through CPA firms or tax professionals (an “Officer and Seller Restricted Business”) anywhere in the United States of America; provided, that the restrictions contained in this Section 6.10(b) shall not restrict the acquisition by the Officer Sellers, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in an Officer and Seller Restricted Business.

(c) For a period of five (5) years from and after the Closing Date, the Founder Seller shall not, and shall cause his Affiliates not to, directly or indirectly: (i) (A) cause, solicit, induce or encourage any employee of Buyer, the Company and the Subsidiaries or any of their Affiliates, or any individual who was employed by Buyer, the Company and the Subsidiaries or any of their Affiliates at any time within six (6) months before such solicitation, inducement or encouragement to leave such employment or (B) hire, employ or otherwise engage any such employee or individual; or (ii) cause, solicit, induce or encourage any former, actual or prospective client, customer, supplier, registered representative, investment adviser representative, or licensor of Buyer, the Company, the Subsidiaries or any other Person who has a material business relationship with any of the Company and the Subsidiaries, to do business with a Founder Restricted Business or terminate or materially modify any such actual or prospective relationship with any of the Company and the Subsidiaries.

(d) For a period of three (3) years from and after the Closing Date, the Officer Sellers shall not, and shall cause their Affiliates not to, directly or indirectly: (i) (A) cause, solicit, induce or encourage any employee of Buyer, the Company and the Subsidiaries or any of their Affiliates, or any individual who was employed by Buyer, the Company and the Subsidiaries or any of their Affiliates at any time within six (6) months before such solicitation, inducement or encouragement to leave such employment or (B) hire, employ or otherwise engage any such employee or individual; or (ii) cause, solicit, induce or encourage any former, actual or prospective client, customer, supplier, registered representative, investment adviser representative, or licensor of the Company, the Subsidiaries or any other Person who has a material business relationship with any of the Company and the Subsidiaries, to do business with an Officer and Seller Restricted Business or terminate or materially modify any such actual or prospective relationship with any of the Company and the Subsidiaries.

(e) From and after the Closing Date, each Seller and the Sellers’ Representative shall not and shall cause such Seller’s and Sellers’ Representative’s Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Parent, Buyer or any of the Company and the Subsidiaries or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company and the Subsidiaries, any Confidential Information. Neither any Seller nor Sellers’ Representative shall have any obligation to keep confidential (or cause such Seller’s or Sellers’ Representative’s Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, such Seller or Sellers’ Representative shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order and cooperate with Buyer concerning any such protective order sought.

(f) From and after the Closing Date, Sellers shall not and shall cause Sellers’ Affiliates not to, directly or indirectly, disparage Buyer, the Company and the Subsidiaries or any of their respective Affiliates in any way that adversely and substantially impacts the goodwill, reputation or business relationships of Buyer, the Company and the Subsidiaries or any of their respective Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, or employees.

(g) The covenants and undertakings contained in this Section 6.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.9 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.9 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.9 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.9 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(h) No claim against Buyer or its Affiliates by Sellers or the Company under this Agreement or otherwise shall constitute a defense to the enforcement by Buyer of the covenants and obligations in this Section 6.9. In the event of any actual or threatened violation of the covenants and obligations under this Section 6.9 by Sellers or the Company, Buyer shall be entitled to recover from Sellers or the Company its reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Section 6.9 in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that Sellers or the Company has breached any of its covenants or obligations under this Section 6.9, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of Sellers or the Company from the date of such breach until the date when such breach is cured or remedied.

(i) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.9 is unreasonable, arbitrary, unenforceable, or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary, enforceable, and not against public policy shall be enforced against the applicable party. Sellers and the Company acknowledge that their covenants and obligations in this Section 6.9 have been a material inducement for Buyer to consummate this Agreement. Accordingly, Seller and the Company irrevocably waive any right existing as of the Closing Date or arising in the future to (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 6.9 or challenge the validity of such covenants or obligations; (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable; or (iii) assert any defenses to any action or effort by Buyer to enforce any such covenants or obligations based on their reasonableness.

6.10 Preservation of Records. With respect to the pre-Closing financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of five (5) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to Sellers’ Representative, at Sellers’ expense, and (b) where there is legitimate purpose, including an audit of Sellers by the IRS or any other Taxing Authority or an indemnification claim by Buyer pursuant to Article VIII hereof, Buyer shall allow Sellers and their representatives access to such books and records during regular business hours.

6.11 Publicity.

(a) No party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer, in the case of the Company or any Subsidiary (prior to Closing) or any Seller, or of Sellers’ Representative, in the case of Buyer or Parent, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Buyer or its Affiliates lists securities, provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with Buyer and Sellers’ Representative with respect to the contents thereof. Notwithstanding the foregoing, from and after the Closing, Buyer may issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Sellers’ Representative, provided, however, that Buyer will permit Sellers’ Representative to review any such release or announcement prior to its public dissemination.

(b) Except as provided in Section 6.11(a), each of Buyer, Sellers, and the Company agrees that the material terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer, Sellers and the Company (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with such Governmental Body and to redact such terms of this Agreement the other party shall request.

6.12 Releases.

(a) Effective upon the Closing, each of Sellers and their successor and assigns (collectively, the “Seller Releasing Parties”) shall be deemed to have remised, released and forever discharged the Company and the Subsidiaries and their respective successors, officers, directors and employees (and each of their respective heirs, executors and administrators acting in such capacities) and, subject to and without in any way limiting Buyer’s obligations under this Agreement and any Buyer Document, Buyer and its successors, officers, directors and employees (and each of their respective heirs, executors and administrators acting in such capacities) (collectively, the “Buyer and Company Released Parties”), of and from any and all claims, actions, matters, causes of action, in law or in equity, Liabilities, suits, proceedings, arbitrations, mediations or other investigations, debts, Liens, Contracts, promises, accounts, sums of money, reckonings, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including any claim for indemnification or contribution (collectively, the “Claims”) that the Seller Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Buyer and Company Released Parties, and each of them, from the beginning of time through the Closing Date, other than (i) any obligations to provide indemnification, exculpation or advancement of expenses to any Seller Releasing Party who is or was an officer or director of the Company or any Subsidiary and who is entitled to such indemnification, exculpation or advancement of expenses under the charter of the Company and the Subsidiaries or as a matter of Law by or on behalf of the Company or any Subsidiary, but in each case, solely to the extent any Losses related to such obligation are insured under the Tail Policy at no expense to the Company and the Subsidiaries, (ii) any rights that any Seller Releasing Party may have as an Employee to earned and unpaid salary, bonuses, accrued vacation or other employee compensation and unreimbursed expenses, in each case to the extent reflected in Final Closing Working Capital. Each Seller Releasing Party covenants and agrees that such Seller Releasing Party shall not commence, join in or in any manner seek relief through any suit arising out of, based upon or relating to any Claim released hereunder, or in any manner assert or cause or assist another to assert any Claims released hereunder. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 6.12 TO THE CONTRARY, NOTHING HEREIN SHALL BE DEEMED TO RELEASE, WAIVE, MODIFY, AMEND OR OTHERWISE AFFECT THE RIGHTS OR THE OBLIGATIONS, COVENANTS OR COMMITMENTS OF SELLER RELEASING PARTIES OR BUYER AND RELEASED PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each Seller Releasing Party acknowledges, represents and warrants that such Seller Releasing Party has had adequate disclosure of all facts necessary to make a knowing release of all Claims released hereunder. Effective for all purposes as of the Closing, each Seller Releasing Party waives and relinquishes any rights and benefits which such Seller Releasing Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims which a creditor does not know or suspect to exist in such Seller Releasing Party’s favor at the time of executing this Agreement, which if known by such Seller Releasing Party must have materially affected such Seller Releasing Party’s settlement with the debtor. Each Seller Releasing Party acknowledges that such Seller Releasing Party may hereafter discover facts in addition to or different from those which such Seller Releasing Party now knows or believes to be true with respect to the subject matter of this Section 6.12, but it is each such Seller Releasing Party’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which now exist, may exist or heretofore have existed between any Seller Releasing Party and any Buyer and Company Released Party with respect to the subject matter of this Section 6.12 (subject to the exceptions set forth in this Section 6.12). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Seller Releasing Party covenants that such Seller Releasing Party has not assigned any Claims which are the subject of this Section 6.12.

6.13 HSR. The Company and Buyer shall, as soon as reasonably possible but in no event later than ten (10) calendar days after the date hereof, file Notification and Report Forms under the HSR Act (the “HSR Filing”) with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. The Company and Buyer shall, as soon as practicable but in any event within two (2) Business Days after the date of this Agreement make such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as the Parties determine are necessary under applicable Antitrust Law or regulations if the Company or Buyer, as applicable, have not made such filings prior to the execution of this Agreement. The Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable antitrust regulation. Each of the Company and Buyer will promptly inform the other party of any material communication received by such party from any Governmental Body relating to the HSR Filing. Each of the Company and Buyer will use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Body for additional information and documents, including, without limitation, information or documents requested under the HSR Act or other applicable antitrust regulation. Buyer, on the one hand, and Sellers, on the other hand, shall split equally all filing fees under the HSR Act. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed

6.14 FINRA Approval. As promptly as practicable (and in any event within fifteen (15) days) following the date of this Agreement, the Company shall prepare and file with FINRA, on a confidential basis to the extent permitted by applicable Law, a substantially complete and accurate application for approval of a change in ownership or control as a result of the transactions contemplated by this Agreement (the “FINRA Application”), which if approved by FINRA shall be evidenced by a letter of approval from FINRA (the “FINRA Approval”). The Parties agree to reasonably cooperate with each other on the filing of the FINRA Application and in furnishing further information requested by FINRA, and to work in good faith and use commercially reasonable efforts to obtain the FINRA Approval. The Company agrees to timely and accurately respond to FINRA requests, to keep the Buyer reasonably informed in a timely manner of any material developments regarding the FINRA Application, to afford the Buyer a reasonable time to review and comment upon the FINRA Application and any subsequent FINRA submissions, that the FINRA Application shall be in form and substance reasonably satisfactory to the Buyer and to furnish the Buyer with a copy of the filed FINRA Application (including attachments and all revisions and updates thereto) and with all correspondence sent to and received from FINRA (including emails). The Company shall notify Buyer prior to filing the FINRA Application and any subsequent FINRA submissions.

6.15 Financing.

(a) Buyer shall use (or cause to be used) commercially reasonable efforts to arrange and obtain the Financing on or prior to the Closing Date.

(b) From the date hereof until the Closing Date, the Company shall use commercially reasonable efforts to provide, and shall cause the Subsidiaries to use commercially reasonably efforts to provide (and use commercially reasonable efforts to cause its Representatives to provide) to Buyer with all cooperation reasonably requested by Buyer that is customary to assist it in connection with the arrangement, syndication and consummation of the Financing. Such assistance shall in any event include:

(i) using commercially reasonable efforts to furnish to Buyer, as promptly as reasonably practicable following a request from Buyer therefor, customary information required for the preparation of materials for customary bank books, information memoranda and other information packages regarding the business, operations and financial condition of the Company and the Subsidiaries (all such documents and materials, collectively, the “Financing Marketing Documents”); provided, that the Company shall have the right to review and comment (which comments Buyer will reasonably consider) on the portion of the Financing Marketing Documents containing information provided by the Company and the Subsidiaries, prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Body);

(ii) designating appropriate members of senior management of the Company and the Subsidiaries to participate in a reasonable and limited number of lender meetings, and sessions with ratings agencies in connection with the Financing, and due diligence sessions, all at times and locations to be mutually agreed by the parties;

(iii) reasonable and customary participation by senior management of the Company and the Subsidiaries in the preparation of schedules to one or more credit agreements, pledge and security documents and perfection certificates; it being understood that such documents will not take effect until the Effective Time;

(iv) using commercially reasonable efforts to deliver to Buyer and its financing sources the Financing Information, copies of all certificated securities (with transfer powers executed in blank) to the extent required by the financing commitments, in each case in form and substance reasonably satisfactory to Buyer;

(v) cooperating in the prepayment in full and termination in full of any Indebtedness of the Company and the Subsidiaries and the termination in full of all guaranties and security interests in connection therewith, including (without limitation) by delivering notices of prepayment within the time periods required by the relevant agreements governing the Indebtedness of the Company and the Subsidiaries and obtaining customary payoff letters, lien terminations and instruments of discharge with respect to the Indebtedness of the Company and the Subsidiaries required by the any debt financing commitments to be terminated, in each case, reasonably satisfactory to Buyer; and

(vi) using commercially reasonable efforts to furnish Buyer and its financing sources with all documentation and other information related to the Company and the Subsidiaries that such financing source has determined is required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations.

(c) The Company hereby consents to the use of its logos and the logos of the Subsidiaries in connection with the Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company and the Subsidiaries or their reputations or goodwill.

(d) Notwithstanding anything in this Agreement to the contrary, no financing source of Buyer shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the consummation of the transactions contemplated hereby. In no event shall the Company and Sellers or any of their Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any financing source of Buyer or (ii) seek to enforce the commitments against, make any claims for breach of the commitments contained in the any debt financing commitment against, or seek to recover monetary damages from, or otherwise sue, the Buyer’s financing source for any reason, including in connection with the Financing or the obligations of the financing sources thereunder. Nothing in this Section 6.15(c) shall in any way limit or qualify the rights, obligations and liabilities of the parties to the debt financing commitments thereunder or of the Company, Sellers and Buyer vis-à-vis each other under this Agreement or any Buyer Document.

6.16 Customer Approvals. The Company and the Subsidiaries shall use commercially reasonable efforts to obtain the consents and approvals necessary or provide the notices necessary to satisfy the Assignment Requirements with respect to all Advisory Contracts in accordance with the requirements of each such Advisory Contract, the Investment Advisers Act and other applicable Law, all BD Contracts in accordance with the requirements of each such BD Contract and FINRA regulations, and as and to the extent applicable all Insurance Arrangements in accordance with the requirements of each such Insurance Arrangement, and state insurance Laws and regulations. As soon as reasonably practicable following the date of this Agreement (but in no event later than fifteen (15) days after the date hereof), the Company shall send a written notice, substantially in the form attached hereto as Exhibit G (the “Negative Consent Notice”), to each Customer under an Advisory Contract, requesting “negative consent” to the assignment or deemed assignment of such Advisory Contract and informing such Customer: (i) of the intention to complete the transactions contemplated by this Agreement, on a date at least forty-five (45) days from the date the Negative Consent Notice is transmitted or mailed, which will result in an assignment or deemed assignment of such Advisory Contract; (ii) of the intention of the Company and the Subsidiaries to continue to provide the advisory services pursuant to the existing Advisory Contract with such Customer after the Closing if such Customer does not terminate such agreement prior to the Closing; and (iii) that the consent of such Customer to each of the foregoing matters will be deemed to have been granted if such Customer does not object in writing or terminate the Advisory Contract prior to the Closing. At all times prior to Closing, the Company and the Subsidiaries shall take reasonable steps to keep Buyer informed of the status of Customer responses to the Negative Consent Notice and, upon Buyer’s request, make available to Buyer any evidence of Persons terminating services or otherwise objecting or declining to Consent, or withdrawing any Consents.

6.17 Joinders. Within five (5) days after the date hereof, the Company and the Founder Seller shall provide copies of the execution version of this Agreement to and take commercially reasonable efforts to obtain executed Joinders from all shareholders of the Company that do not execute this Agreement as of the date hereof. The Company and the Founder Seller shall keep Buyer reasonably informed about the progress in obtaining Joinders and Buyer shall provide reasonable assistance in this regard, including, answering any questions regarding this Agreement; it being understood that Buyer shall be under no obligation to make any revisions to the Agreement or the terms hereof in order to obtain any such Joinder. The Company and the Founder Seller shall provide Buyer with all executed Joinders that the Company and the Founder Seller have obtained promptly after receipt. If it is subsequently determined that the Company and the Founder Seller are unable to obtain the necessary Joinders from any of the shareholders, the Company and the Founder Seller shall consult with Buyer with the understanding that the Company shall promptly, if reasonably determined by the Company or the Founder Seller to be necessary or as otherwise as requested by Buyer, redeem any Stock of any Seller in accordance with the terms of the Shareholder’s Agreement or in accordance with such other terms as may be agreed to by such shareholder, provided that in such event the Company obtains for the benefit of Buyer and Parent a release from any such shareholder of all prior claims against the Company under the Shareholder’s Agreement or otherwise in a form reasonably satisfactory to Buyer; it being understood that notwithstanding anything else contained herein, it is understood and agreed that the Company and the Sellers shall be obligated to deliver all the Stock outstanding at the Closing to Buyer. To the extent the Company redeems any such Stock prior to the Closing, such Stock shall be retired and no longer deemed issued and outstanding in connection with the calculation of the Per Share Amount.

6.18 Significant Providers. Within fifteen (15) days of the date hereof, the Company and the Subsidiaries shall use commercially reasonable efforts to facilitate conversations between Buyer and Significant Providers to discuss the relationships between the Company and the Subsidiaries on the one hand, and the Significant Providers on the other hand following the Closing, provided, that the access provided to Significant Providers shall not be exempt from the terms of Section 6.1.

6.19 FINRA Notices. The Company and the Subsidiaries shall not take any action or omit to take any action, and to the Knowledge of the Company no circumstance will exist prior to the Closing, that would cause or result in, a notification by the Company or any Subsidiary under Securities and Exchange Commission Rules 15c3-1(e), 17a-5(f) or (h), or 17a-11.

6.20 Guarantee.

(a) The Parent (i) shall cause Buyer to comply with all of its pre-Closing obligations under this Agreement, (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and primary obligor and not as a surety, to the Sellers and the Company the due and timely performance by Buyer of Buyer’s pre-Closing covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement which are to be performed on or prior to the Closing (including, for the avoidance of doubt, the payment of the Purchase Price).

(b) The guarantee in Section 6.20(a) is a guarantee of payment and performance, and not merely of collection, and the Parent acknowledges and agrees that no release or extinguishments of the Buyer’s obligations or Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

(c) The Parent hereby waives, for the benefit of the Sellers and the Company, any right to require the Sellers or the Company, as a condition of payment or performance by the Parent, to proceed against the Parent or pursue any other remedies whatsoever with respect to the pre-Closing obligations of Buyer. The Parent further waives any and all defenses it may have to the enforceability of this guaranty against it solely as a guarantor, which waiver shall not affect any defenses Buyer may have as an obligor with respect thereto. The Parent hereby represents and warrants to the Sellers and the Company that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware, and it has all power and authority to execute, deliver and perform its obligations under this Section 6.20(a); (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action on its part, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, (iv) it has, and will have at the Closing, sufficient funds immediately available to pay and perform all of its obligations under this Section 6.20, and (v) that all materials filed by the Parent with the Securities and Exchange Commission are true and correct in all material respects. The Parties acknowledge and agree that obligations of the Parent hereunder are independent of the obligations of the Buyer and that a separate action may be brought against the Parent, whether or not such action is brought against Buyer or whether Buyer is joined in such action. The Parent hereby agrees that its Liability hereunder shall not be contingent upon the exercise or enforcement by the Sellers or the Company of whatever remedies they may have against Buyer or any of its Affiliates. For the avoidance of doubt, Parent shall have no obligations under this Agreement or any Buyer Document (other than any Buyer Document executed by Parent) following the Closing.

6.21 R&W Insurance Policy. Buyer has obtained a binder for the R&W Insurance Policy with the R&W Insurance Provider, which such R&W Insurance Policy contains certain conditions to issuing the policy following the Closing. The binder for the R&W Policy is attached hereto as Exhibit F, and the Parties hereto acknowledge that obtaining the R&W Insurance Policy is a material inducement to each of the Parties entering into the transactions contemplated by this Agreement, and the Sellers are relying on Buyer’s covenants and obligations set forth in this Section 6.21. Prior to and after the Closing, Buyer and Seller each agree to take all commercially reasonable actions necessary to complete the conditions in the R&W Insurance Policy. Following the date hereof, Buyer shall not amend or agree to the amendment of the binder for the R&W Insurance Policy in any manner that is materially adverse to the Sellers (including with respect to the subrogation provisions, policy term, retention amount or coverage amount) without the Sellers’ Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

6.22 Employee Benefit Matters.

(a) Termination of Seller 401(k) Plan. At least one (1) Business Day prior to the Closing Date, Sellers shall cause the Company or the applicable Subsidiary to take all actions necessary to amend the 1st Partners & Co. 401(k) Plan (the “Seller 401(k) Plan”), to the extent necessary, in order to (i) permit the distribution and rollover of outstanding participant loans under the Seller 401(k) Plan; (ii) terminate the Seller 401(k) Plan, effective as of such date, but contingent upon the Closing; and (iii) fully-vest the accounts of all of the Seller 401(k) Plan’s participants, contingent upon such plan termination. During the post-Closing period, the Company or the applicable Subsidiary shall take all necessary actions in order to cause the Seller 401(k) Plan to distribute the accounts of the Seller 401(k) Plan’s participants in accordance with the terms of the Seller 401(k) Plan and the elections of said plan participants. Buyer shall use commercially reasonable efforts, subject to applicable Law and the terms of its tax qualified retirement plan (the “Buyer 401(k) Plan”), to permit the Seller 401(k) Plan’s participants to voluntarily rollover to the Buyer 401(k) Plan any amounts, including, for the avoidance of doubt, any outstanding participant loans, distributed from the Seller 401(k) Plan.

(b) Cooperation. From and after the Closing, Sellers will provide reasonable assistance in connection with any employee matter relating to the Sellers, any Plan or any current or former Employee, Independent Contractor, or director (including, without limitation, by the provision of relevant records or information).

6.23 Further Assurances. Sellers, the Company and Buyer shall use their commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. At or after Closing, and without further consideration, Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as may be reasonably necessary to effectively convey and transfer the Purchased Shares to Buyer, free and clear of all Liens other than Permitted Exceptions.

6.24 Directors’ and Officers’ Insurance. Buyer shall ensure that the certificate of incorporation or bylaws of the Company and each Subsidiary shall contain provisions with respect to indemnification to the former officers and directors that are no less favorable than those in effect in the certificate of formation and bylaws of the Company and each Subsidiary as in effect on the date of this Agreement, and such provisions shall (i) not be amended in any way that is less protective to the former officers and directors of the Company or any Subsidiary and (ii) be included in any successor entity to Buyer or the Company.

ARTICLE VII

CONDITIONS TO CLOSING AND TERMINATION

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers and the Company qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects (other than the representations in Sections 3.1 (organization and good standing), 3.2 (authorization of agreement), 3.4 (ownership and transfer of stock and 1st Global Insurance stock), 3.6 (financial advisors), 4.1 (organization and good standing, 4.2 (authorization of agreement), 4.4 (capitalization), and 4.26 (financial advisors) made by Sellers or the Company, which representations and warranties shall be true and correct in all respects), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and (ii) where the failure for any such representation and warranty to be true and correct, or true and correct in all material respects, is solely the result of one or more MAE Exclusions; ; it being understood the foregoing (ii) shall not apply to the representations in Sections 3.1 (organization and good standing), 3.2 (authorization of agreement), 3.4 (ownership and transfer of stock and 1st Global Insurance stock), 3.6 (financial advisors), 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (capitalization) and 4.26 (financial advisors);

(b) Sellers and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) since the date hereof, there shall not have occurred a Material Adverse Effect;

(d) excluding any Legal Proceeding (or Order resulting from any Legal Proceeding) initiated by Buyer or the Parent against the Company or any Subsidiary or Seller, no Legal Proceedings shall have been instituted by any Governmental Body or with respect to any Legal Proceedings instituted by any other Person that primarily seeks to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) the filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(f) neither the Company nor Buyer shall have received prior to the Closing (i) any material objection from FINRA to the FINRA Application or regarding FINRA Approval which has not been agreeable to the Parties, and (ii) at least forty-five (45) calendar days have elapsed following the filing of the FINRA Application;

(g) forty-five (45) days or such shorter period as determined by Buyer in its sole discretion shall have elapsed since the Negative Consent Notice was sent to Customers by the Company and the Subsidiaries;

(h) the Assets Under Administration as of the Closing Determination Date shall be not less than 95% of the Assets Under Administration as of the end of the trading day on the date hereof; it being understood that Assets Under Administration as of the Closing Determination Date shall be determined without reference to any increase or decrease in value of an underlying asset due to changes resulting from market changes or fluctuations after the date hereof;

(i) Buyer shall have received the Joinders or the Stock shall be redeemed or repurchased as required under Section 6.17;

(j) the Company and the Subsidiaries shall not have taken any action or omitted to take any action, and otherwise no circumstances exist, that would cause or result in, notification by the Company or any Subsidiary under Securities and Exchange Commission Rules 15c3-1(e), 17a-5(f) or (h), or 17a-11; and

(k) Buyer shall have received all of the Closing deliverables listed in Section 2.6.

7.2 Conditions Precedent to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Buyer qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties made by Buyer in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), and 5.6 (financial advisors), which representations and warranties shall be true and correct in all respects), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and (ii) where the failure for any such representation and warranty to be true and correct, or true and correct in all material respects, is the result of one or more MAE Exclusions (other than the MAE Exclusions identified in clause (viii) of the definition of Material Adverse Effect);

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) excluding any Legal Proceeding (or Order resulting from any Legal Proceeding) initiated by the Company or Sellers against Buyer, no Legal Proceedings shall have been instituted by any Governmental Body or with respect to any Legal Proceedings instituted by any other Person that primarily seeks to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(e) neither the Company nor Buyer shall have received prior to the Closing any material objection from FINRA to the application for FINRA Approval submitted by the Company in accordance with this Agreement and at least thirty (30) calendar days have elapsed following the filing of such application with FINRA; and

(f) Sellers’ Representative shall have received all of the Closing deliverables listed in Section 2.7.

7.3 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by written consent of Sellers’ Representative and Buyer;

(b) upon written notice from either Sellers’ Representative or Buyer to the other on or after June 3, 2019, if the Closing shall not have occurred by the close of business on such date unless the waiting period under the HSR Act has not yet expired, in which case written notice terminating this Agreement may not be delivered under this Section 7.3(b) until June 17, 2019; provided, that the terminating party (x) is not in material default of any of its obligations hereunder and (y) had not materially defaulted in any of its obligations hereunder to the extent that such default was reasonably likely to cause a delay in the attainment of any condition to Closing;

(c) by written notice from Buyer to Sellers’ Representative upon the occurrence of a Material Adverse Effect;

(d) by Sellers’ Representative or Buyer, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 7.3(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Buyer, if Sellers or the Company shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Sellers’ Representative of notice of such breach from Buyer; or

(f) by Sellers’ Representative, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Buyer of notice of such breach from Sellers’ Representative.

7.4 Procedure Upon Termination. In the event of termination and abandonment by Buyer or Sellers’ Representative, or both, pursuant to Section 7.3, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Stock and 1st Global Insurance Stock hereunder shall be abandoned, without further action by any of Buyer, the Company or Sellers.

7.5 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer, Sellers, or the Company; provided, that the obligations of the parties set forth in Section 6.11, this Section 7.5 and Article IX shall survive any such termination and shall be enforceable hereunder; provided, further, that nothing in this Section 7.5 shall relieve Buyer, Sellers or the Company of any Liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE VIII

INDEMNIFICATION AND TAX MATTERS

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Buyer, and Sellers contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Buyer Document shall survive the execution and delivery of this Agreement and the Closing until and including the first anniversary of the Closing Date (the “General Survival Period”); provided, that (a) the representations and warranties (i) set forth in Sections 3.1 (organization and good standing), 3.2 (authorization of agreement), 3.4 (ownership and transfer of stock and 1st global insurance stock), 3.6 (financial advisors), 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (capitalization), 4.5 (subsidiaries), the first sentence of 4.12 (title to tangible personal property), the first sentence of 4.13(b) (title to intellectual property), 4.21(a) (related party transactions), 4.26 (financial advisors), 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (financial advisors), shall survive the execution and delivery of this Agreement and the Closing until and including the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (ii) set forth in Sections 4.10 (taxes) and 4.15 (employee and labor matters; benefit plans) shall survive the execution and delivery of this Agreement and the Closing until and including the later to occur of (A) the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (B) the date that is thirty (30) days following the completion of any administrative audit respecting the Company and the Subsidiaries related to any taxable period ending on or before the Closing Date (in each case, the “Survival Period”), and (b) any claim with respect to Fraud shall survive the execution and delivery of this Agreement and the Closing and can be made by a Buyer Indemnified Party indefinitely; provided, that any obligations under Section 8.2(a)(i), Section 8.2(b)(i) and Section 8.2(c)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period. The respective covenants and agreements of Sellers, the Company and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing for the respective term specified in such covenant or agreement or, if not specified, indefinitely. The indemnification obligations of Sellers under Section 8.2(a)(vi) shall survive until the matters set forth on Schedule 8.2(a)(vi) have been finally resolved or concluded and any amounts owing by the Company and the Subsidiaries have been paid as required (the “Special Survival Period”) and the indemnification obligations of Sellers under Section 8.2(a)(v) shall survive until the one year anniversary hereof. It is the express intent of the Company, Buyer, and Sellers that, (x) if an applicable survival period as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby and (y) if an applicable survival period as contemplated by this Section 8.1 is longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be increased to the longer survival period contemplated hereby. The Company, Buyer, and Sellers further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Company, Buyer, and Sellers and that they intend for the time periods to be enforced as agreed by the Company, Buyer, and Sellers.

8.2 Indemnification.

(a) From and after the Closing, Sellers shall, jointly and severally, indemnify and hold Buyer, the Company, the Subsidiaries, their respective Affiliates, and their respective current and former directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (but excluding, in each case, any Sellers) (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages but excluding punitive damages except in the case of a Third-Party Claim), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), or any diminution in value, whether or not involving a Third-Party Claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties contained in Article IV of this Agreement or in any Company Document, as of the date hereof and at and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty relates to a specific date, in which case any inaccuracy in or breach of such representation and warranty accurate as of such date;

(ii) any breach of any pre-Closing or Closing covenant or agreement of the Company or the Sellers’ Representative contained in this Agreement, the Escrow Agreement or in any Company Document;

(iii) (A) any demands or claims by purported holder of securities of the Company, the Subsidiaries or any other Person related to direct or indirect economic, voting or equity interests in the Company or the Subsidiaries (including in respect of any options, warrants or other Contract rights) arising prior to Effective Time or in connection with the consummation of the transactions contemplated by this Agreement, or (B) payment of the Purchase Price in accordance with the terms of this Agreement or the Escrow Agreement in accordance with the terms of this Agreement or the Escrow Agreement, including the distribution or allocation by Sellers’ Representative of any amount paid to Sellers’ Representative by Buyer or the Company pursuant to the terms of this Agreement or the Escrow Agreement or in accordance with the instructions of Sellers’ Representative;

(iv) (A) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) (I) for any taxable period ending on or before the Closing Date, and (II) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 8.7(b)); and (B) any failure to timely pay any and all Taxes required to be borne by any Sellers pursuant to Section 8.7(d);

(v) any Indebtedness of the Company and the Subsidiaries as of the Effective Time or any Unpaid Transaction Expenses, in each case, to the extent not reflected in the computation of Final Closing Debt Amount or Final Transaction Expenses; and

(vi) The matters set forth on Schedule 8.2(a)(vi).

THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS SECTION 8.2(a) ARE INTENDED BY THE COMPANY, BUYER, AND SELLERS TO APPLY IN ACCORDANCE WITH THEIR TERMS, AND SUBJECT TO ANY LIMITATIONS STATED THEREIN, IRRESPECTIVE OF WHETHER STRICT LIABILITY (INCLUDING UNDER CERCLA) OR THE FAULT OF ANY OF THE COMPANY, BUYER, AND SELLERS TO BE INDEMNIFIED (INCLUDING THE NEGLIGENCE, IN FULL OR IN PART, OF THE COMPANY, BUYER, AND SELLERS) IS ALLEGED OR PROVEN IN CONNECTION WITH A MATTER FOR WHICH INDEMNIFICATION IS SOUGHT. THE COMPANY, BUYER, AND SELLERS ACKNOWLEDGE AND AGREE THAT THIS PARAGRAPH (i) DOES NOT ALTER THE AGREEMENTS OF COMPANY, BUYER, AND SELLERS IN THIS SECTION 8.2(a) AND (ii) IS INTENDED SOLELY TO COMPLY WITH THE EXPRESS NEGLIGENCE RULE OR SIMILAR RULES REGARDING THE CONSPICUOUSNESS OF AN INDEMNITY.

(b) From and after the Closing, each Seller shall, severally, indemnify and hold the Buyer Indemnified Parties harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties made by such Seller contained in Article III of this Agreement or in any Seller Document executed by such Seller, as of the date hereof and at and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty relates to a specific date, in which case any inaccuracy in or breach of such representation and warranty accurate as of such date; and

(ii) any breach of any covenant or agreement of such Seller contained in this Agreement or in any Seller Document.

(c) From and after the Closing, Buyer hereby agrees to indemnify and hold Sellers and its respective heirs, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) Any inaccuracy in or breach of the representations or warranties made by Buyer in Article V of this Agreement or in any Buyer Document, as of the date hereof and at and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty relates to a specific date, in which case any inaccuracy in or breach of such representation and warranty accurate as of such date; and

(ii) any breach of any covenant or other agreement on the part of Buyer contained in this Agreement or any Buyer Document.

8.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought (or, in the event the indemnified party is a Seller, the written consent of Sellers’ Representative); provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third-party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third-Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party (or, in the event the indemnified party is a Seller, the written consent of Sellers’ Representative). The failure of the indemnified party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual and material loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation as between the indemnified party and the indemnifying party to indemnify the indemnified party as provided hereunder if the facts alleged in such Third-Party Claim are substantially true and furnishes evidence to the indemnified party, which is satisfactory to the indemnified party, of its financial ability to indemnify the indemnified party and; provided, further, that that indemnifying party shall not have a right to assume the defense of a Third-Party Claim if (w) such Third-Party Claim seeks an injunction or equitable relief against the indemnified party, (x) the amount of Losses in respect of such Third-Party Claim (and all other pending claims) could be reasonably expected to exceed the amounts for which the indemnifying party is obligated to indemnify the indemnified party, (y) such Third-Party Claim relates to or arises in connection with any criminal proceeding or involves claims by any Governmental Body or by a customer or its Affiliate or (z) the indemnifying party fails to make reasonably adequate provision to satisfy the indemnified party of the indemnifying party’s ability to conduct the defense of such Third-Party Claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, it shall within ten (10) days of the indemnified party’s written notice of the assertion of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard (it being understood that if the indemnifying party fails to actively and diligently conduct such defense, the indemnified party shall be entitled to assume control of such defense and the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such Third-Party Claim). If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided, contests its obligation to indemnify the indemnified party for such Losses under this Agreement or is not permitted hereunder to assume such defense, the indemnified party shall have the exclusive right to contest, settle or pay the amount claimed and the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such Third-Party Claim. If the indemnifying party shall assume the defense of any Third-Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third-Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Section 8.3 to the contrary, the indemnifying party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement or admit any liability or otherwise agree to any compromise with respect to the matter, which judgment, settlement, admission or compromise (A) does not irrevocably and without qualification release the indemnified party from all Liability to each third-party with respect thereto, (B) provides for injunctive or other nonmonetary relief affecting the indemnified party, (C) provides for monetary damages that are not fully paid or reimbursed by the indemnifying party, or (D) has an adverse effect on Buyer, any of the Company and the Subsidiaries or an Affiliate thereof, without (in each case), the written consent of the indemnified party (or, in the event the indemnified party is a Seller, the written consent of Sellers’ Representative). If the indemnifying party makes any payment on any Third-Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third-Party Claim. No settlement of any Third-Party Claim shall limit or reduce the right of any indemnified party to indemnification in accordance with this Article VIII for all Losses such indemnified party may incur arising out of or resulting from such Third-Party Claim. Notwithstanding the foregoing, any Tax Claim shall be handled in accordance with Section 8.7(c).

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third-Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 8.5.

(d) If any Third-Party Claim is of a nature such that (i) the indemnified party is required by applicable Law or any Order, or (ii) it is necessary in the reasonable view of the indemnified party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third-Party Claim by a customer or its Affiliate relating to products or services supplied by the business of the Company and the Subsidiaries or (B) a Third-Party Claim relating to any Material Contract which is necessary to the ongoing operations of the Company and the Subsidiaries or any material part thereof in order to avoid material damage to the relationship between the indemnified party and any of its major customers or to preserve the rights of the indemnified Party under such an essential Material Contract, to make a payment to any Person with respect to the Third-Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the indemnified party may make such payment and the indemnifying party shall, promptly after demand by the indemnified party, reimburse the indemnified party for such payment. If the amount of any liability of the indemnified party under the Third-Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the indemnifying party to the indemnified party, the indemnified party shall, promptly after receipt of the difference from the Person, pay the amount of such difference to the indemnifying party.

(e) Nothing in this Article VIII shall apply to limit any right to recovery under the R&W Insurance Policy, and the obligations set forth in this Section 8.3 shall be subject to any obligations of any insured under the R&W Insurance Policy.

8.4 Other Indemnification Provisions.

(a) Sellers shall not be required to indemnify any Buyer Indemnified Party under Section 8.2(a)(i) and Section 8.2(b)(i) unless the aggregate amount of Losses suffered by any Buyer Indemnified Parties exceeds $900,000 (the “Deductible”) and then Sellers shall be required to indemnify the applicable Buyer Indemnified Parties, subject to Section 8.4(b), for the amount of Losses in excess of the Deductible; provided, that this Section 8.4(a) shall not apply to Losses related to (x) the failure to be true and correct of any of the Fundamental Representations, or (y) any indemnification claim arising out of any Fraud. Buyer shall not be required to indemnify any Buyer Indemnified Party under Section 8.2(c)(i) unless the aggregate amount of Losses suffered by any Seller Indemnified Parties exceeds the Deductible and then Buyer shall be required to indemnify the applicable Seller Indemnified Parties, subject to Section 8.4(b), for the amount of Losses in excess of the Deductible limitation; provided, that this Section 8.4(a) shall not apply to Losses related to (x) the failure to be true and correct of any of the Fundamental Representations, or (y) any indemnification claim arising out of any Fraud.

(b) Neither Sellers, on the one hand, nor Buyer, on the other hand, shall be required to indemnify any Person under Section 8.2(a)(i), Section 8.2(b)(i), or Section 8.2(c)(i), as applicable, for an aggregate amount of Losses exceeding the then remaining amount of the Indemnity Escrow Funds (the “General Cap”); provided, that the General Cap shall not apply with respect to Losses related to (x) the failure to be true and correct of any of the Fundamental Representation or (y) any indemnification claim arising out of any Fraud. Neither any Seller, on the one hand, nor Buyer, on the other hand, shall be required to indemnify any Person with respect to Fundamental Representations under Section 8.2(a)(i), Section 8.2(b)(i), or Section 8.2(c)(i), as applicable, for an aggregate amount of Losses exceeding the Closing Payment, as adjusted as provided in Section 2.4 (the “Fundamental Cap”); provided, that the Fundamental Cap shall not apply with respect to Losses related to any indemnification claim arising out of any Fraud.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d) Sellers shall not be required to indemnify any Person under Section 8.2(a)(vi) for an aggregate amount of Losses exceeding the Special Escrow Funds.

(e) Buyer (on behalf of all Buyer Indemnified Parties) acknowledges and agrees that if a claim for Losses by a Buyer Indemnified Party hereunder could be made as either: (i) a claim for breach of a representation or warranty under Section 8.2(a)(i) or Section 8.2(b)(i) or (ii) a claim under any other subsection of Section 8.2(a) or Section 8.2(b), then such claim shall be made as a claim for a breach of a representation and warranty under Section 8.2(a)(i) or Section 8.2(b)(i), as applicable; provided, however, that the foregoing shall not be applicable to any claim made pursuant to Section 8.2(a)(vi).

(f) Notwithstanding anything to the contrary under this Agreement, except in the case of any Fraud and breach of Fundamental Representation, the Indemnity Escrow Funds are the sole source of recovery for the Buyer Indemnified Parties against Sellers under Section 8.2(a)(i) and Section 8.2(b)(i) and the Special Escrow Funds are the sole source of recovery for the Buyer Indemnified Parties against Sellers under Section 8.2(a)(vi).

(g) Sellers shall not have any right of contribution, subrogation or other recourse against the Company, the Subsidiaries, or their respective directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third-Party Claims asserted by Buyer Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the members of the Company and the Subsidiaries are solely for the benefit of the Buyer Indemnified Parties.

(h) The amount of any Losses subject to indemnification under this Article VIII shall be reduced by (i) the amounts actually recovered by any indemnified party under applicable insurance policies (including the R&W Insurance Policy) with respect to claims related to such Losses (net, without duplication, of (A) any increase in premiums, (B) retroactive premiums, (C) premium adjustments, or (D) any deductible or retention amounts incurred in obtaining such recovery), and if any indemnified party receives such insurance proceeds after the settlement of any indemnification claim under this Article VIII, such indemnified party shall refund to such indemnifying party the amount of such insurance proceeds, up to the amount received in connection with such indemnification claim (net of the total cost of any such recovery); provided, that no indemnified party shall be required to notify the provider(s) of, or seek recovery for such Losses under, any insurance policies prior to seeking recovery for such Losses from the indemnifying party pursuant to, and subject to the limitations of, this Article VIII and (ii) the amount of any Tax benefits actually realized with respect to such Losses.

(i) Buyer acknowledges and agrees that the Sellers shall not have any Liability under any provision of this Agreement for any Losses to the extent that such Losses relate solely to (i) action taken by Buyer or any of its Affiliates, or their Representatives or (ii) the Company’s conduct of the business, in each case, after the Closing Date. The Sellers shall not be required to indemnify any Person to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of Buyer or any of its Affiliates; for the avoidance of any doubt, no Person shall be entitled to recover the amount of any Losses more than once.

8.5 Indemnity Payments. Any payment Sellers are obligated, after accounting for and subject to the limitations on indemnification set forth in this Article VIII, to make to any Buyer Indemnified Parties pursuant to this Article VIII shall be paid within five (5) Business Days after the date notice of any sums due and owing is given to the Sellers’ Representative, (a) first, from the Indemnity Escrow Funds, (b) next, from the R&W Insurance Policy, (c) next, from the Special Escrow Funds, and (d) only then, from Sellers by wire transfer of immediately available funds. Upon the expiration of the General Survival Period, the Escrow Agent shall release the amount then remaining in the Indemnity Escrow Account (to the extent not utilized to pay Buyer for any indemnification claim) to Sellers, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article VIII asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article VIII and the Escrow Agreement. Upon the expiration of the Special Survival Period, the Escrow Agent shall release the amount then remaining in the Special Escrow Account (to the extent not utilized to pay Buyer for any indemnification claim) to Sellers, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under Section 8.2(a)(vi) asserted prior to the expiration of the Special Survival Period but not yet resolved. Any payment Buyer is obligated to make to any Seller Indemnified Party shall be paid to such Seller Indemnified Party.

8.6 Exclusive Remedies. Except for the remedies set forth in Section 2.4, Section 6.9, Section 8.7 and Section 9.2, the parties acknowledge and agree that their sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties) with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in this Article VIII. Nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled hereunder or to seek any remedy on account of Fraud or criminal activity by any party hereto.

8.7 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Sellers’ Representative shall file or cause to be filed all Tax Returns of the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date, and shall timely pay any and all Taxes due with respect to such returns. All Tax Returns described in this Section 8.7(a)(i) shall be prepared in a manner consistent with prior practice, unless otherwise required by Law. Sellers’ Representative shall provide Buyer with copies of such completed Tax Returns at least twenty (20) days (or with respect to non-income Tax Returns, a reasonable period) prior to the due date for filing thereof, along with supporting work papers, for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Company and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Company and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.7(e), which resolution shall be binding on the parties.

(ii) Following the Closing, Buyer shall cause to be timely filed all Tax Returns (other than those Tax Returns described in Section 8.7(a)(i)) required to be filed by the Company and the Subsidiaries after the Closing Date and pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Buyer has the responsibility to cause to be filed pursuant to Section 8.7(a)(ii), Sellers’ Representative shall pay to Buyer the amount of Taxes owed by Sellers pursuant to the provisions of this Section 8.7(a); it being understood that the Buyer shall consult with Sellers’ Representative if there is a dispute regarding the amount owed. Nothing contained herein shall excuse Sellers from their indemnification obligations pursuant to Section 8.2.

(b) Straddle Period Tax Allocation. The Company and the Subsidiaries will, unless prohibited by applicable Law, close each of their applicable taxable periods as of the close of business on the Closing Date. If applicable Law does not permit the Company and the Subsidiaries to close any of its taxable years on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a deemed closing of the books and records of the Company and the Subsidiaries as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Notwithstanding the foregoing, property or ad valorem taxes attributable to a Straddle Period shall be allocated to the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of any of the Company and the Subsidiaries shall be received by Buyer, the Company, a Subsidiary or their Affiliates for which Sellers may reasonably be expected to be liable pursuant to Section 8.2(a) (a “Tax Claim”), Buyer shall within ten (10) days of receipt notify Sellers’ Representative in writing of such Tax Claim; provided, that the failure of Buyer to give Sellers’ Representative notice as provided herein shall not relieve Sellers of their obligations under this Section 8.7, except to the extent that any Seller is actually and materially prejudiced as a result of such failure.

(ii) Sellers’ Representative shall have the right to assume control of any Tax Claim relating solely to a Pre-Closing Tax Period (excluding any Straddle Period) of the Company or a Subsidiary at the expense of Sellers’ Representative, provided that (a) Buyer shall have the right to participate at its expense in such Tax Claim along with counsel of its choice, and (b) Sellers’ Representative shall not agree to a settlement or compromise of such Tax Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement or compromise (1) involves only a cash payment that is timely paid directly by the Sellers or Sellers’ Representative, (2) includes a full and unqualified release of Buyer, the Company Group and their Affiliates from all liability in respect of such Tax Claim and (3) is not reasonably expected to impact any future tax positions that Buyer, the Company Group or their Affiliates may take. Buyer shall have the right to represent the interests of the Company or a Subsidiary in any Tax Claim with respect to any Tax Claims relating to a Straddle Period; provided, that (x) Sellers’ Representative shall have the right to participate at its expense in such Tax Claim along with counsel of its choice, and (y) Buyer shall not agree to a settlement or compromise of such Tax Claim to the extent related to a Pre-Closing Tax Period without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Transfer Taxes. Sellers shall be liable for and shall pay (and shall indemnify and hold harmless the Buyer Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body (including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(e) Disputes. Any dispute as to any matter covered in this Section 8.7 shall be resolved by the Independent Accountant. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Sellers.

(f) Tax Refunds and Deductions. Any Tax refund, rebate or credit for overpayment of Taxes due to the Company or a Subsidiary with respect to a Pre-Closing Tax Period that has not been included in the calculation of Final Closing Working Capital or Transaction Expenses, shall be paid to the Sellers’ Representative (on behalf of the Sellers) within 10 days after such refund, rebate or credit has been received or realized by Buyer, a member of the Company Group or their Affiliates; provided, that Sellers’ Representative (on behalf of the Sellers) shall be entitled to the amount of refund, rebate or credit for the overpayment of any Taxes described in Section 8.7(d) for which Sellers are responsible for under Section 8.7(d). Buyer will, if the Sellers’ Representative reasonably requests, use commercially reasonable efforts (with related costs and expenses to be borne by the Sellers), to cause the Company or a Subsidiary, as applicable, to file for and prosecute any claim for refunds or credits to which Sellers are entitled hereunder. Buyer will permit the Seller Representative to control (at the Seller Representative’s expense) the prosecution and content of any such refund or credit claim.

(g) Tax and Deductions. Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to the expenses of the Company or a Subsidiary resulting from or related to the transactions contemplated by this Agreement and paid or accrued on or before the Closing Date for all applicable Tax purposes shall be reflected on the Tax Returns for the Pre-Closing Tax Periods to the extent permitted by applicable Law, including such Tax deductions and credits that are attributable to payments or accruals of the following on or before the Closing Date: Transaction Expenses, change-in-control compensation or other compensation payments, and all interest expense paid on any indebtedness. Success-based fees shall be deducted in accordance with Rev. Proc. 2011-29.

(h) Post-Closing Actions. Without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, Buyer shall not take any of the following actions (or cause the Company or a Subsidiary to take any of the following actions) if such action could reasonably be expected to result in any Tax liability that would form the basis of a claim for indemnification under this Agreement by any Buyer Indemnified Party: (A) file or amend any Tax Return of the Company or a Subsidiary relating to a Pre-Closing Tax Period, (B) make or change any material Tax election that has retroactive effect to any Pre-Closing Tax Period, or (C) file or permit any member of the Company Group to file a Tax Return relating to a Pre-Closing Tax Period in any jurisdiction in which such member of the Company Group did not file such Tax Return prior to the Closing. Buyer shall not make an election under Section 338 of the Code (or any corresponding or similar provision of state or local Law) with respect to Buyer’s acquisition of the Purchased Shares pursuant to this Agreement.

(i) Closing Tax Items. Buyer covenants that it will be a limited liability company that is wholly owned by a corporation on the Closing Date and will file a consolidated United States federal income Tax Return with the Company and all eligible Subsidiaries for the tax period that includes the day immediately after the Closing Date. To the extent permitted by Law, the Parties agree that (A) unless otherwise determined by Sellers’ Representative, the Company will make an election under Revenue Procedure 2011-29 to deduct 70% of any Transaction Expenses that are success based fees as defined in Treas. Reg. 1.263(a)-5(f); (B) no election shall be made by any Party under Treas. Reg. 1.1502-76(b)(2)(ii)(D) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company or a Subsidiary with respect to the taxable years ending on the Closing Date and beginning the day following the Closing Date; (C) the Company will claim any overpayment of Tax reflected on any Tax Return for the Pre-Closing Tax Period (each a “Pre-Closing Return”) as a refund (rather than as an estimated tax payment applied to a post-Closing period); and (D) Buyer will cause the Company to include on a Pre-Closing Return for the period ending on the Closing Date, deductions with respect to the expenses of the Company that are treated as compensation expense, which are permitted to be accrued on or before the Closing Date, and are paid (i) on or prior to the Closing Date or (ii) within two and one-half months after the Closing Date.

(j) Tax Treatment of Escrow Funds. The Parties intend that for income tax purposes Sellers’ right to the Escrow Funds (and release of the Escrow Funds), exclusive of any accrued or imputed interest thereon, will qualify for installment sale reporting under the Code, and the Parties agree to report consistent with such intent.

(k) Assistance and Cooperation. After the Closing Date, the Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall (and the Buyer shall cause its Affiliates including the Company and the Subsidiaries to): (i) assist the other Party in preparing any Tax Returns that such other Party is responsible for preparing and/or filing in accordance with Section 8.7(a), (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Body regarding, any Taxes or Tax Returns of any member of the Company and the Subsidiaries, and (iii) as reasonably requested, make available to the other Party and to any Governmental Body all information, records, and documents relating to Taxes of the Company and the Subsidiaries. In particular, Buyer shall, and shall cause the Company and the Subsidiaries to, authorize and direct their respective officers to execute and timely file with the proper Governmental Body any the Pre-Closing Returns, and Buyer shall provide the Sellers’ Representative with a copy of each such Tax Return promptly after filing. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Bodies. Buyer, the Company and the Subsidiaries shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

8.8 Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on the one hand, and Buyer, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2 Specific Performance. The parties hereto acknowledge and agree that a breach of this Agreement by the Sellers or, before Closing, the Company would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at Law and that a breach of this Agreement by the Buyer or Parent would cause irreparable damage to Sellers and the Company and that Sellers and the Company will not have an adequate remedy at Law. Therefore, the obligations of each party under this Agreement, including Sellers’ obligations to sell the Stock and 1st Global Insurance Stock to Buyer, and Buyer’s obligation (guaranteed by Parent) to buy the Stock and 1st Global Insurance Stock from Sellers in exchange for the Purchase Price, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Dallas, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereby consents to process being served by any party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.

9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Seller Documents, the Company Documents, and the Buyer Documents represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior oral discussions and written agreements between the parties with respect to the subject matter hereof (including any term sheet or similar agreement or document relating to the transactions contemplated hereby), and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The parties represent and acknowledge that the only representations and warranties of the Sellers or the Founder Seller with respect to the subject matter hereof are as set forth in Articles III and IV hereof. The parties hereto represent that they relied on their own judgment in entering into this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. A breach of this Agreement shall not preclude injunctive relief. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, including injunctive relief. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (provided, that for notice to be effective under this clause (b), a copy of such notice must be sent by overnight courier (with written confirmation of delivery) not more than one (1) Business Day after the sending of such email) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and email addresses set forth on Schedule 9.6 (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision).

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below or as otherwise expressly provided herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of Buyer and Sellers’ Representative and any attempted assignment without the required consents shall be void; provided, that Buyer may assign this Agreement and any or all rights or obligations hereunder or thereunder (including Buyer’s rights to purchase and receive the Stock and 1st Global Insurance Stock and Buyer’s rights to seek indemnification hereunder) to any Affiliate of Buyer, any Person from which it has borrowed money or any Person to which Buyer or any of its Affiliates proposes to sell all or substantially all of the Stock and 1st Global Insurance Stock. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

9.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Buyer or its Affiliates shall have any liability for any obligations or liabilities of Buyer under this Agreement or the Buyer Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that a signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” or other electronic format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or other electronic format signature page were an original thereof.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.12 Sellers’ Representative.

(a) Sellers hereby irrevocably nominate, constitute and appoint Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of each Seller, individually, and to act on behalf of all Sellers, collectively and individually, with full power of substitution, in the name, place and stead of any Seller with respect to any matter under this Agreement or the Escrow Agreement, including the exercise of the power to (i) execute, deliver, acknowledge, certify and file (in the name of Sellers, any Seller or otherwise) any documents or consents and otherwise take any actions, and make or receive any payments or disbursements, that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, on behalf of Sellers, in connection with any matter contemplated in Section 2.4, Section 7.3, Section 7.4, Article VIII, Section 9.3 or Section 9.8 (including negotiating, entering into compromises or settlements of and resolving any dispute or litigation with respect to any such matters); and (ii) give and receive notices and communications under this Agreement or the Escrow Agreement. Sellers’ Representative hereby accepts its appointment as Sellers’ Representative. The power of attorney granted in this Section 9.12 is coupled with an interest and irrevocable, may be delegated by Sellers’ Representative and shall survive the death, incapacity, dissolution or liquidation of each Seller.

(b) A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of Sellers and shall be final, binding and conclusive upon Sellers. Buyer, the Company and the Subsidiaries are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative. Notwithstanding anything to the contrary contained in this Agreement, Buyer (and, if applicable, any Buyer Indemnified Party) shall be entitled to (i) deal exclusively with Sellers’ Representative on all matters relating to Section 2.4, Section 7.3, Section 7.4, Article VIII, Section 9.3 or Section 9.8 and (ii) rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as fully binding upon such Seller. Each Seller hereby confirms each and every action to be taken by Sellers’ Representative pursuant to this power of attorney as if it were such Seller’s own and waives any right to make any claim against Sellers’ Representative that may arise, directly or indirectly, as a result of Sellers’ Representative’s actions by virtue of this power of attorney.

(c) If a successor to Sellers’ Representative is appointed pursuant to the terms of the Joinder, Sellers’ Representative shall promptly thereafter notify Buyer of the identity of such successor; provided, that such changes to Sellers’ Representative shall be effective upon the later of the date indicated in such notice or the date such notice is received by Buyer; provided, further, that until such notice is received, Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Sellers’ Representative as described in Section 9.12(b). Any such successor shall become “Sellers’ Representative” for purposes of this Agreement, and all power, authority, rights and privileges conferred in this Agreement to Sellers’ Representative will apply to any successor Sellers’ Representative. If for any reason the Sellers’ Representative is unable to act in its capacity as the Sellers’ Representative or fails to act in its capacity as the Seller’s Representative within a reasonable period of time following a request for action from the Buyer any time or if for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the successor Sellers’ Representative as designated in the Joinder or by the number of Sellers holding a majority of the Stock prior to the Closing. The Sellers acknowledge and agree that, upon the death or disability of Stephen A. Batman, or upon the resignation of Stephen A. Batman as the managing member of Sellers’ Representative, H. N. Cunningham shall be appointed as “Sellers’ Representative” under this Agreement with no further action by any Person (other than the delivery of notice as set forth in this Section 9.12(c).

(d) No bond shall be required of Sellers’ Representative. Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative, unless such action or omission results from or arises out of Fraud, willful misconduct, gross negligence or bad faith on the part of Sellers’ Representative, with the understanding that any act done or omitted pursuant to the advice of counsel shall be considered conclusive evidence of Sellers’ Representative’s good faith. Sellers’ Representative shall be entitled to be indemnified by Sellers, on a joint and several basis, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. Sellers’ Representative shall be entitled to recover from Sellers, on a joint and several basis, any out-of-pocket costs and expenses reasonably incurred by Sellers’ Representative in good faith and in connection with actions taken by Sellers’ Representative pursuant to this Agreement (including the hiring of accountants and legal counsel and the incurring of accounting and legal fees and costs) that is in excess of the Representative Fund. Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement as herein provided. Anywhere in the Agreement where Sellers’ Representative is obligated to pay any amount after the Closing Date in its capacity as Sellers’ Representative, the obligation to pay such amount shall be satisfied solely from the Representative Fund.

(e) Sellers’ Representative hereby represents and warrants that it is duly organized and validly existing under the Laws of the jurisdiction in which it is organized, and that Stephen A. Batman is, and will be at all relevant times, the sole managing member of the Sellers’ Representative, authorized with all requisite legal power and authority to take any action required to be taken by the Sellers’ Representative. The Sellers’ Representative also represents and warrants that the Sellers’ Representative has, and will have at all relevant times, the requisite power and authority to execute any documents or other agreements required to be executed by Sellers’ Representative hereunder. The Sellers’ Representative also represents and warrants that the Representative Fund will be held by the Sellers’ Representative in a segregated account until disbursed to the Sellers and not be used by Sellers’ Representative in any manner other than as contemplated pursuant to the terms of this Agreement and the Joinder. The Sellers’ Representative knows of no reason it cannot act as Sellers’ Representative pursuant to the terms hereof.

9.13 Legal Representation. In any proceeding by or against Buyer, the Parent, the Company (after the Closing) or any Subsidiary (after the Closing) or any director, manager, officer, employee, stockholder or Affiliate of any of the foregoing (each, a “Buyer Party”) wherein any Buyer Party asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer and Parent agree in connection with such proceeding (a) that no Buyer Party or counsel therefor will move to seek disqualification of Foley & Lardner, LLP (“Foley”); (b) to waive any right any Buyer Party may have to assert the attorney-client privilege against Foley or the Sellers’ Representative, any Seller or any of their respective Affiliates with respect to any communication with or information contained in Foley’s possession or files; and (c) to consent to the representation of the Sellers’ Representative, any Seller or any of their respective Affiliates by Foley, notwithstanding that Foley has or may have represented the Sellers’ Representative, any Seller or any of their respective Affiliates (including the Subsidiaries) as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to or after the Closing. This consent and waiver extends to Foley’s representing the Sellers’ Representative, any Seller or any of their respective Affiliates against any Buyer Party in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated by this Agreement. Any privilege attaching as a result of Foley’s representing the Company or any Subsidiary in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be assigned to and controlled by the Sellers’ Representative. In furtherance of the foregoing, each of the parties agrees to take the steps reasonably necessary to ensure that any privilege attaching as a result of Foley representing the Company or any Subsidiary in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by the Sellers’ Representative.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

1G ACQUISITIONS, LLC

By:	/s/ John S. Clendening
Name:	John S. Clendening
Title:	Chief Executive Officer

PARENT (solely for purposes of Section 6.21):

BLUCORA, INC.

By:	/s/ John S. Clendening
Name:	John S. Clendening
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

COMPANY:

1ST GLOBAL, INC.

By:	/s/ Stephen A. Batman
Name:	Stephen A. Batman
Title:	Chief Executive Officer

1ST GLOBAL INSURANCE:

1ST GLOBAL INSURANCE SERVICES, INC.

By:	/s/ Stephen A. Batman
Name:	Stephen A. Batman
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLERS:

BATMAN 2019 CHARITABLE REMAINDER UNITRUST

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Trustee

THE VLM BATMAN SISTERS TRUST

/s/ H. N. Cunningham
Name: H. N. Cunningham
Title: Trustee

THE STEPHEN AND VICKI BATMAN FRIENDS TRUST

/s/ H. N. Cunningham
Name: H. N. Cunningham
Title: Trustee

THE STEPHEN BATMAN BROTHERS TRUST

/s/ H. N. Cunningham
Name: H. N. Cunningham
Title: Trustee

NICHOLAS CHARLES BATMAN 2018 IRREVOCABLE TRUST

/s/ Terri Callaway
Name: Terri Callaway
Title: Trustee

Signature Page to Stock Purchase Agreement

SELLERS, CON’T.:

STEPHEN BROCK BATMAN 2018 IRREVOCABLE TRUST

/s/ Terri Callaway
Name: Terri Callaway
Title: Trustee

1ST GLOBAL-C. PRENTICE, LLC

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Manager

1ST GLOBAL-D. KNOCH, LLC

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Manager

1ST GLOBAL-J. MAGSON, LLC

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Manager

1ST GLOBAL-M. PAGANO, LLC

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Manager

1ST GLOBAL-P. STEWART, LLC

/s/ Stephen A. Batman
Name: Stephen A. Batman
Title: Manager

Signature Page to Stock Purchase Agreement

SELLERS, CON’T.:

/s/ Stephen A. Batman
Stephen A. Batman

I, Vicki Batman, spouse of Stephen A. Batman, acknowledge that I have read, understand, and approve of the terms and conditions of that certain Stock Purchase Agreement, dated as of March 18, 2019 (the “Agreement”). I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

/s/ Vicki Batman
Vicki Batman

Signature Page to Stock Purchase Agreement

SELLERS, CON’T.:

/s/ David C. Knoch
David C. Knoch

I, Desiree’ A. Knoch, spouse of David C. Knoch, acknowledge that I have read, understand, and approve of the terms and conditions of that certain Stock Purchase Agreement, dated as of March 18, 2019 (the “Agreement”). I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

/s/ Desiree’ A. Knoch
Desiree’ A. Knoch

Signature Page to Stock Purchase Agreement

SELLERS, CON’T.:

/s/ Michael A. Pagano
Michael A. Pagano

I, Tracy Pagano, spouse of Michael A. Pagano, acknowledge that I have read, understand, and approve of the terms and conditions of that certain Stock Purchase Agreement, dated as of March 18, 2019 (the “Agreement”). I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

/s/ Tracy Pagano
Tracy Pagano

Signature Page to Stock Purchase Agreement

SELLERS, CON’T.:

/s/ Everett P. Stewart, Jr.
Everett P. Stewart, Jr.

I, Laurie P. Stewart, spouse of Everett P. Stewart, Jr., acknowledge that I have read, understand, and approve of the terms and conditions of that certain Stock Purchase Agreement, dated as of March 18, 2019 (the “Agreement”). I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

/s/ Laurie P. Stewart
Laurie P. Stewart

Signature Page to Stock Purchase Agreement

SELLERS’ REPRESENTATIVE:

SAB REPRESENTATIVE, LLC

By:	/s/ Stephen A. Batman
Name:	Stephen A. Batman
Title:	President

Signature Page to Stock Purchase Agreement